UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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STERIS plc
(Name of Registrant as Specified in its Charter)
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Proxy Statement Notice of Annual Meeting of Shareholders August 1, 2024 STERIS

STERIS plc

A public limited company incorporated in Ireland with company number 595593

Registered office: 70 Sir John Rogerson’s Quay

Dublin 2, Ireland

Directors: Dr. Esther M. Alegria (U.S.), Richard C. Breeden (U.S.), Daniel A. Carestio (U.S.),

Cynthia L. Feldmann (U.S.), Christopher S. Holland (U.S.), Dr. Jacqueline B. Kosecoff (U.S.),

Paul E. Martin (U.S.), Dr. Nirav R. Shah (U.S.), Dr. Mohsen M. Sohi (U.S.) and Dr. Richard M.

Steeves (British & Canadian)

To Our Shareholders:

The 2024 Annual General Meeting (“Annual Meeting”) of Shareholders of STERIS plc will be held at 9:00 a.m. Dublin Time (4:00 a.m. Eastern Daylight Saving Time), on Thursday, August 1, 2024 at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

Should we determine that alternate Annual Meeting arrangements may be advisable or required, such as changing the date, time or location of the Annual Meeting, we will announce our decision by press release, post additional information at steris-ir.com, and make a public filing with the U.S. Securities and Exchange Commission (“SEC”). Regardless of whether you plan to attend in person, we also encourage shareholders to cast their votes prior to the Annual Meeting by one of the methods described in this Proxy Statement.

At the Annual Meeting, shareholders will be asked to vote on a number of matters described in the Notice of 2024 Annual Meeting of Shareholders, including the re-election of directors for terms expiring at the Annual Meeting. We urge our shareholders to vote “FOR” for proposals 1 through 7, each as presented to shareholders and described in the Notice of 2024 Annual Meeting of Shareholders.

The formal Notice of 2024 Annual Meeting of Shareholders and the Proxy Statement containing information relative to the Annual Meeting follow this letter. We urge you to read the Proxy Statement carefully and use one of the specified alternative methods of voting to ensure that your shares will be voted at the 2024 Annual Meeting.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024).

Sincerely,

DANIEL A. CARESTIO	DR. MOHSEN M. SOHI
President and Chief Executive Officer	Chairman of the Board

STERIS plc

(A public limited company incorporated in Ireland with company number 595593)

NOTICE OF 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Holders of Ordinary Shares of STERIS plc:

The 2024 Annual General Meeting (the “Annual Meeting”) of shareholders of STERIS plc (the “Company,” “we,” “us,” or “our”) will be held on Thursday, August 1, 2024 at 9:00 a.m. Dublin Time (4:00 a.m. Eastern Daylight Saving Time) at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. Should we determine that alternative Annual Meeting arrangements may be advisable or required, such as changing the date, time or location of the Annual Meeting, we will announce our decision by press release, post additional information at steris-ir.com, and make a public filing with the U.S. Securities and Exchange Commission (“SEC”).

You are being asked to consider and vote on the resolutions described below at the Annual Meeting.

Shareholders of the Company will be asked to consider certain proposals that may not be familiar to them because, unlike many companies with shares traded on the New York Stock Exchange, we are incorporated under the laws of Ireland. The Irish Companies Act 2014, as amended (the “Irish Companies Act”) obligates us to propose certain matters to shareholders for approval that would generally not be subject to periodic approval by shareholders of companies incorporated in the United States but are considered routine items for approval by shareholders of companies incorporated in Ireland. Each proposal to be presented at the Annual Meeting is described more fully below.

Proposal 1—Ordinary resolutions to elect directors of the Company:

a)	To re-elect Dr. Esther M. Alegria as a director of the Company.

b)	To re-elect Richard C. Breeden as a director of the Company.

c)	To re-elect Daniel A. Carestio as a director of the Company.

d)	To re-elect Cynthia L. Feldmann as a director of the Company.

e)	To re-elect Christopher S. Holland as a director of the Company.

f)	To re-elect Dr. Jacqueline B. Kosecoff as a director of the Company.

g)	To re-elect Paul E. Martin as a director of the Company.

h)	To re-elect Dr. Nirav R. Shah as a director of the Company.

i)	To re-elect Dr. Mohsen M. Sohi as a director of the Company.

j)	To re-elect Dr. Richard M. Steeves as a director of the Company.

Proposal 2—Ordinary resolution regarding ratification of independent registered public accounting firm:

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2025.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Proposal 3—Ordinary resolution to appoint Ernst & Young Chartered Accountants as our Irish statutory auditor:

3.	To appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law to hold office until the conclusion of the Company’s next annual general meeting.

Proposal 4—Ordinary resolution regarding our Irish statutory auditor’s remuneration:

4.

To authorize the Board of Directors of the Company (the “Board”) or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law.

Proposal 5—Advisory resolution (to be proposed as an ordinary resolution) on named executive officer compensation:

5.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s Proxy Statement dated June 12, 2024.

Proposal 6—Ordinary resolution regarding the renewal of the Board’s authority to issue shares under Irish law:

6.

To approve the renewal of the Board’s authority to issue authorized but unissued shares under Irish law (i) in an amount of up to 20% of the existing issued ordinary share capital of STERIS (calculated as of June 3, 2024) and (ii) until the earlier of the next annual general meeting of shareholders or the expiration of 15 months from the Annual Meeting.

Proposal 7— Special resolution regarding the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law:

7.

To approve the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law regarding the issuance of shares for cash (i) in respect of up to 20% of the existing issued ordinary share capital of STERIS (calculated as of June 3, 2024), provided that, insofar as it relates to shares which represent greater than 10% in number of STERIS’s issued ordinary share capital (calculated as of June 3, 2024), such authority be used only for purposes of an acquisition or a specified capital investment, and (ii) until the earlier of the next annual general meeting of shareholders or the expiration of 15 months from the Annual Meeting.

Proposal 8—Other business:

8.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proposals 3, 4, 6 and 7 are items required to be approved by shareholders under the Irish Companies Act and generally do not have an analogous requirement under United States law.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

OUR BOARD OF DIRECTORS HAS DETERMINED THAT RESOLUTIONS FOR PROPOSALS 1 THROUGH 7 TO BE VOTED UPON AT THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FOR ALL RESOLUTIONS FOR PROPOSALS 1 THROUGH 7.

In accordance with our articles of association (the “Articles”), all resolutions will be taken on a poll. Voting on a poll means that each share represented in person or by proxy will be counted in the vote.

Proposals 1, 2, 3, 4, 5 and 6 will be proposed as ordinary resolutions under Irish law. In each case, provided that a quorum is present, the relevant resolution must be passed by a simple majority of the votes cast for or against such resolution, whether in person or by proxy, in order to be approved. Proposal 7 will be proposed as a special resolution under Irish law. Provided that a quorum is present, Proposal 7 must be passed by 75% of the votes cast for or against such resolution, whether in person or by proxy, in order to be approved. Abstentions and broker non-votes will not affect the voting results for a resolution. In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders (with seniority being determined by the order that the names of the joint holders appear in the Company’s share register). Explanatory notes regarding each of the proposals (and related resolutions) are set out in the relevant sections of the accompanying Proxy Statement relating to such proposals. Only shareholders of record of ordinary shares, par value $0.001 per share, of the Company (“Ordinary Shares”) at the close of business in New York on June 3, 2024 are entitled to notice of, and to attend, speak, ask questions and vote at the Annual Meeting and any adjournment thereof. In accordance with the provisions of the Irish Companies Act and in accordance with our Articles, a shareholder of record is entitled to appoint another person as his or her proxy (or, in the case of a corporation which is a shareholder of record, a corporate representative) to exercise all or any of their rights to attend and to speak and vote at the Annual Meeting. A shareholder of record may appoint more than one proxy in relation to the Annual Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares). A proxy need not be a shareholder of record. When you vote by telephone, through the Internet or by returning a completed proxy card, this proxy will be given to certain Directors and executive officers of the Company.

Pursuant to the rules of the SEC, we provide access to our proxy materials through the Internet. As a result, prior to June 21, 2024, a Notice of Internet Availability of Proxy Materials will be mailed to certain shareholders as of the close of business in New York on June 3, 2024. Shareholders will be able to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials and in the Proxy Statement. These proxy materials will be available free of charge. In addition, we will also mail paper copies of the proxy materials to those shareholders as of the close of business on June 3, 2024 who have not consented to alternative delivery under Irish law or who have previously requested paper copies of the proxy materials.

Please note that if you are a shareholder of record voting by proxy, your vote may not be counted unless it is received no later than 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024).

The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the Irish Companies Act will be made available on the Company’s website as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter and filed with the SEC on a Form 8-K within four business days of the Annual Meeting.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

During the Annual Meeting, management will present, for consideration at the meeting, the Company’s statutory financial statements under Irish law for the fiscal year ended March 31, 2024 (and the report of the directors and the Irish statutory auditor thereon) together with a review of the Company’s affairs. There also will be an opportunity for questions and answers immediately following the formal portion of the Annual Meeting.

By Order of the Board of Directors,

J. Adam Zangerle

Company Secretary

The Company’s registered office is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

June 12, 2024

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on August 1, 2024. Our Proxy Statement for the Annual Meeting (which includes the notice of the Annual Meeting), the Annual Report to Shareholders (including the Company’s Annual Report on Form 10-K) for the fiscal year ended March 31, 2024 and the Company’s Directors’ Report and Consolidated Financial Statements under Irish law for the fiscal year ended March 31, 2024 (the “Irish Statutory Accounts”) are available at www.proxyvote.com if you are a shareholder of record and are collectively referred to as the “Proxy Materials.” You can also view these materials in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as promptly as possible by telephone, through the Internet or by requesting a paper proxy card to complete, sign and return by mail. Details of the deadlines for when your vote(s) must be submitted are described subsequently. If you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

STERIS plc	70 Sir John Rogerson’s Quay Dublin 2, Ireland www.steris.com

Annual General Meeting of Shareholders of the Company

August 1, 2024—9:00 a.m. Dublin Time (4:00 a.m. Eastern Daylight Saving Time)

PROXY STATEMENT

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement i

SHAREHOLDER PROPOSALS	94

MISCELLANEOUS MATTERS	96

ANNUAL REPORT	97

APPENDIX A	A-1

ii Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

PROXY SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement or in the other documents being distributed or made available to shareholders in conjunction with this Proxy Statement, but does not contain all the information you should consider prior to casting your vote. Therefore, you should read this entire Proxy Statement carefully before voting.

General Information

Meeting Date:	August 1, 2024

Meeting Time:	9:00 a.m. Dublin Time (4:00 a.m. Eastern Daylight Saving Time)

Meeting Location:	70 Sir John Rogerson’s Quay Dublin 2, Ireland

Record Date:	Close of business in New York June 3, 2024

Stock Symbol:	STE

Exchange:	New York Stock Exchange

Shares Outstanding on Record Date:	98,853,221 Ordinary Shares

Registrar and Transfer Agent:	Computershare

Jurisdiction of Formation:	Ireland

Year of Incorporation:	2016 (Predecessors, 2014 and 1985, respectively)

Public Company Since:	2019 (Predecessors, 2015 and 1992, respectively)

Corporate Website:	www.steris.com

Date Proxy Materials First Furnished to Shareholders:	On or about June 12, 2024

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 1

Proxy Summary: Financial and Operating Highlights

Financial and Operating Highlights

Fiscal 2024 was a year of growth for STERIS as the Healthcare segment continued the outperformance that began in late fiscal 2023, driven primarily by strength in the United States. Several strategic decisions were made in fiscal 2024 that should position STERIS for future growth, including the initiation of a targeted restructuring plan and the announcement of a divestiture of the Dental segment. As a result, the Dental segment has been reclassified to discontinued operations in the financial statements included in the Fiscal 2024 Annual Report on Form 10-K and all historical information was retrospectively adjusted to reflect these changes for comparability.

Due to the strength of our balance sheet, we were also able to continue to invest in new product development and expansion through acquisition. Other fiscal 2024 highlights are as follows:

• As reported full year revenues increased 13.3% to $5,138.7 million, compared with $4,536.3 million in fiscal 2023.

•  As reported full year net income increased to $378.2 million, or $3.83 per diluted share, compared with $107.0 million, or $1.07 per diluted share, in the prior year. Fiscal 2024 net income was negatively impacted by a $206.4 million pre-tax loss recognized upon reclassification of the net assets and operations of the Dental Segment to assets held for sale and discontinued operations as a result of the recently announced transaction to divest the Dental Segment. The fourth quarter of fiscal 2024 also includes pre-tax restructuring charges of $44.4 million related to the recently initiated restructuring plan. Prior year net income was negatively impacted by a $490.6 pre-tax, non-cash impairment charge related to the goodwill associated with the Dental segment.

• Full year adjusted net income (see Appendix A) increased 6.7% to $877.6 million, or $8.83 per diluted share, compared with $822.2 million, or $8.20 per diluted share, in fiscal 2023.(1)

• Cash flows provided by operations for fiscal 2024 increased 28.5% to $973.3 million, compared with $756.9 million in fiscal 2023.

• Free cash flow (see Appendix A) for fiscal 2024 increased 51.4% to $620.3 million, compared with $409.6 million in the prior year.(1)

• We increased our dividend for the 18th consecutive year in the second quarter of fiscal 2024.

(1)

Adjusted Net Income and Free Cash Flow, which are referenced in this Proxy Summary, are financial measures not prepared in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). For a discussion of these non-GAAP financial measures refer to Appendix A for definitions and the reconciliation to the most directly comparable GAAP measures.

2 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Proxy Summary: Director Nominee Highlights

Director Nominee Highlights

Each of the ten director nominees is elected annually by a majority of votes cast. Select information regarding each director is specified below. For more information about our nominees, see pages 12 through 16 of this Proxy Statement.

				Board Committee Memberships at 3/31/24

Name	Age(1)	Director Since	Independent	Audit	Compensation and Organization Development	Nominating and Governance	Compliance and Technology	Other Public Company Boards	Diversity
Dr. Esther M. Alegria Founder and Chief Innovation Officer of APIE Therapeutics, Inc.	65	2023	✓			✓	✓	1	✓
Richard C. Breeden Chairman & CEO Breeden Capital Management	74	2008	✓			✓		—
Daniel A. Carestio President and CEO STERIS	51	2021					✓	—
Cynthia L. Feldmann Former President & Founder Jetty Lane Associates	71	2005	✓	✓				2	✓
Christopher S. Holland Former Senior VP & CFO C.R. Bard	57	2020	✓	✓	✓			1
Dr. Jacqueline B. Kosecoff Managing Partner, Moriah Partners, LLC	74	2003	✓				✓	3	✓
Paul E. Martin Former Senior V.P. & CIO Baxter International	66	2021	✓	✓	✓			2	✓
Dr. Nirav R. Shah Member of Stanford University Faculty	52	2018	✓		✓		✓	—	✓
Dr. Mohsen M. Sohi CEO of Freudenberg SE	65	2005	✓			✓		1
Dr. Richard M. Steeves Former CEO and Director of Synergy Health	62	2015	✓	✓				—

 = Chairperson

(1)	The age provided for each director is their age on the Record Date.

Tenure Balance(1)	Independence	Diversity

(1)	Tenure is as of the Annual Meeting to be held on August 1, 2024 and is based on actual start date.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 3

Proxy Summary: Director Skills Matrix

Director Skills Matrix

Our Nominating and Governance Committee and our Board are focused on ensuring that a wide range of backgrounds, attributes, viewpoints and experiences are represented on our Board. The chart below highlights the diverse and balanced mix of attributes and experiences of the Board as a whole. While the matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of any director. Each mark ● indicates an experiential strength that was self-selected by each director.

Capital Markets and Investment Background or experience with an investment or brokerage firm, investment banking or similar financial experience.	● ● ● ● ● 〇 〇 〇 〇 〇	50%
Corporate Governance Experience with corporate governance issues faced by multi-national public companies as a governance committee member, securities regulator or as a senior executive responsible for the governance function.	● ● ● ● ● ● ● ● ● 〇	90%
Executive Leadership Experience in a significant leadership position, such as a CEO, CFO or other senior leadership position.	● ● ● ● ● ● ● ● ● ●	100%
Financial Literacy Experience in positions requiring financial knowledge and analysis, including in accounting, corporate finance, treasury functions and risk management from a financial perspective.	● ● ● ● ● ● ● 〇 〇 〇	70%
Global Experience Leadership position in an organization that operates internationally, especially on a broad basis and/or in the geographic regions in which the company operates.	● ● ● ● ● ● ● ● ● 〇	90%
Human Capital Management Experience attracting, motivating and retaining top candidates for positions at the Company, evaluating performance and compensation of senior management, and overseeing strategic human capital planning.	● ● ● ● ● ● 〇 〇 〇 〇	60%
Industry & Operations Experience in the healthcare and pharmaceutical industries	● ● ● ● ● ● ● ● ● ●	100%
Mergers & Acquisition Experience in M&A and implementation as an executive or director.	● ● ● ● ● ● ● ● ● 〇	90%
Public Company Board Experience Past or present Director on other public company board(s).	● ● ● ● ● ● ● ● ● 〇	90%
Regulatory Compliance and Public Policy Experience in regulatory compliance and policy from the background in law, working in a government position or leading a regulatory affairs function.	● ● ● ● ● ● ● ● ● 〇	90%
Sustainability/ESG Experience as a senior executive with responsibility for ESG, or membership of a board committee with ESG oversight.	● ● ● ● ● ● 〇 〇 〇 〇	60%
Technology Management & Cybersecurity Experience in technology, innovation or cybersecurity, particularly as a senior executive.	● ● ● ● ● ● ● 〇 〇 〇	70%

4 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Proxy Summary: Governance Highlights

Governance Highlights

• Strong Board independence (all but one of our director nominees are independent);

• All members of the Audit, Compensation and Organization Development and Nominating and Governance Committees are independent;

• Annual election of directors;

• Board conducts annual self-evaluation;

•  Independent non-employee Chairman of the Board; if the Company does not have an independent Chairman, a lead independent director will preside over executive sessions of independent directors (which will occur at least every other regularly scheduled Board meeting);

• Robust stock ownership guidelines for non-employee directors and officers and other key managers;

• Clawback policies applicable in specified situations to incentive compensation and equity awards;

• No hedging or pledging or short sales of our shares is permitted by our directors, officers or employees;

• Annual compensation risk assessment;

• Incentive-based compensation programs linked to performance; and

• No shareholder rights plan (Poison Pill).

Chief Executive Officer Compensation Highlights

Our Fiscal 2024 Compensation Programs Reward the Performance of Daniel Carestio, our President and Chief Executive Officer (“CEO”). Our 2024 compensation programs were intended to reward our CEO for generating value for our shareholders, as demonstrated by the following:

• 89.2% of total compensation delivered to our CEO was variable;

•  100% of annual incentive compensation delivered to our CEO was tied to annual financial performance measures based on EBIT and Free Cash Flow paying out an aggregate amount of $1,123,539 at 87.2% of target for fiscal 2024 with no adjustments based upon personal achievement;

•  65% of variable Long-Term Incentive Plan (“LTIP”) opportunity was delivered to our CEO in the form of premium-price stock options, subject to an exercise price equal to 110% of the closing price per share of our Ordinary Shares on the grant date and pro-rata four-year vesting conditions; and

• 35% of variable LTIP opportunity was delivered to our CEO in the form of restricted stock, subject to pro-rata three-year vesting conditions.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 5

Proxy Summary: Summary of Voting Proposals and Board Recommendations

Summary of Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation

No. 1	By separate resolutions, to elect as directors the 10 nominees named in the Proxy Statement.	FOR EACH

All of the directors nominated by the Board to stand for election as directors of the Company are incumbent directors. Each nominee, if elected, will serve as a director for a term expiring at the next annual general meeting of shareholders and until his or her successor is duly elected and qualified.

No. 2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2025.	FOR

Our Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our books and records for the year ending March 31, 2025. Ernst & Young LLP has acted as auditor for our predecessor since our predecessor was re-registered as a public limited company under the laws of England and Wales in November 2015 and previously served as auditor of STERIS Corporation for many years. We are offering shareholders the opportunity to ratify the appointment of our independent registered public accounting firm as a matter of good corporate governance practice.

No. 3	To appoint Ernst & Young Chartered Accountants as the Company’s Irish statutory auditor to hold office until the conclusion of the Company’s next annual general meeting.	FOR

The Irish Companies Act requires that statutory auditor(s) be appointed at each annual general meeting of shareholders, to hold office from the conclusion of the annual general meeting until the conclusion of the next annual general meeting. Our Audit Committee has recommended that Ernst & Young Chartered Accountants be appointed as our Irish statutory auditor to hold office from the conclusion of the Annual Meeting of the shareholders of the Company until the conclusion of the next annual general meeting of the shareholders of the Company. Ernst & Young Chartered Accountants are based in Dublin and are affiliated with Ernst & Young LLP, who served as our predecessor’s U.K. statutory auditor from 2015 to 2019. If this proposal is not approved by the shareholders, the Board may appoint the Irish statutory auditor.

No. 4	To authorize the Board of Directors of the Company or the Audit Committee of the Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s Irish statutory auditor.	FOR

Under the Irish Companies Act, the remuneration of the Irish statutory auditor must be fixed by the shareholders at a general meeting or in such other manner as the shareholders may determine thereat. This resolution authorizes our Board or the Audit Committee of our Board to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s Irish statutory auditors.

6 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Proxy Summary: Summary of Voting Proposals and Board Recommendations

Proposal Number	Proposal	Board Voting Recommendation

No. 5	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the Company’s Proxy Statement dated June 12, 2024.	FOR

U.S. law requires that the shareholders periodically vote on a non-binding advisory basis on the compensation of our “named executive officers” as disclosed herein. Our shareholders have determined on a non-binding advisory basis that we should hold this vote every year, and our Board has concurred with this vote as a matter of good corporate governance practice.

No. 6	To approve the renewal of the Board’s authority to issue shares under Irish law	FOR

The Directors currently have authority, as approved by shareholders at our 2023 Annual Meeting, to issue shares and to grant rights to acquire shares (e.g., pursuant to options, warrants and other convertible securities), including shares that are part of STERIS’s authorized but unissued share capital. Such authority will expire on the date of the Annual Meeting. This resolution, which requires shareholder approval, authorizes the renewal of the Board’s authority to issue authorized but unissued shares under Irish law (i) in an amount of up to 20% of the existing issued ordinary share capital of STERIS (calculated as of June 3, 2024) and (ii) until the earlier of the next annual general meeting or the expiration of 15 months.

No. 7	To approve the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law	FOR

The Directors currently have authority, as approved by shareholders at our 2023 Annual Meeting, to opt-out of statutory pre-emption rights pursuant to the Articles. Such authority will expire on the date of the Annual Meeting. Under Irish law, unless its directors are otherwise authorized and empowered to opt-out, when an Irish public limited company proposes to issue, or grant rights to acquire, shares for cash, the company is required to first offer those shares or rights on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as statutory pre-emption rights). This resolution authorizes the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law in respect of the issuance of shares for cash (i) in respect of up to 20% of the existing issued ordinary share capital of STERIS (calculated as of June 3, 2024), provided that, insofar as it relates to shares which represent greater than 10% in number of STERIS’s issued ordinary share capital (calculated as of June 3, 2024), such authority be used only for purposes of an acquisition or a specified capital investment, and (ii) until the earlier of the next annual general meeting or the expiration of 15 months.

No. 8	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.	FOR

We are not aware of any other proposals that may come before the Annual Meeting. This proposal authorizes the proxy holders to vote on any other business that may properly come before that meeting in their best judgment and to the extent permitted by applicable law with respect to such matters in their discretion.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 7

GENERAL INFORMATION

Proxy Voting and Solicitation of Proxies

This Proxy Statement was furnished beginning on or about June 12, 2024, to the shareholders of STERIS plc (“STERIS,” the “Company,” “we,” “us,” or “our”) of record as of the close of the stock transfer books on June 3, 2024. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2024 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 9:00 a.m. Dublin Time (4:00 a.m. Eastern Daylight Saving Time), on Thursday, August 1, 2024, at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. The cost of soliciting the proxies will be borne by the Company. Directors, officers, and designated employees of the Company and affiliates may solicit proxies in person, by mail, by telephone, fax, or email. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson LLC (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $16,500 for these services. Additional shareholder meeting services may be provided for additional fees.

As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this Proxy Statement, and our 2024 Annual Report to shareholders, which includes STERIS’s Annual Report on Form 10-K (the “Annual Report”), and the Irish Statutory Accounts available at www.proxyvote.com. If you received a Notice of Internet Availability (“Notice of Internet Availability”) regarding this availability, the Notice of Internet Availability instructs you how to access and review the Proxy Statement, the Annual Report and our Irish Statutory Accounts, as well as the alternative methods to vote your shares—over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice of Internet Availability and would like to receive a printed copy of the Proxy Materials, you should follow the instructions in the Notice of Internet Availability for requesting such materials.

If you received a printed copy of the Proxy Materials, the Company offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using this service, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs.

Voting and Annual Meeting Attendance

As of the record date set by the Board of Directors (June 3, 2024), the Company had 98,853,221 Ordinary Shares outstanding and entitled to notice of, and to attend, speak, ask questions and vote at the Annual Meeting, each of which is entitled to one vote.

We encourage you to vote by proxy in advance of the Annual Meeting, even if you plan on attending in person.

To attend the meeting in person, you must present valid photo identification, such as a driver’s license or passport. If you are a beneficial owner and not a shareholder of record, you also must present a letter from your broker or other nominee showing that you were the beneficial owner of the shares on the record date together with a legal proxy from your broker or other nominee to vote your shares in person at the Annual Meeting.

8 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

General Information: Redomiciliation and Combination

If you are a shareholder of record, you may appoint a proxy to attend, speak, ask questions and vote on your behalf using any of the following methods:

•	through the Internet, as instructed on the proxy card or the Notice of Internet Availability;

•	by telephone using the toll-free telephone number shown on the proxy card or the Notice of Internet Availability; or

•

if you received the Proxy Materials by mail or if you request a paper proxy card by telephone or through the Internet, you may elect to vote by mail by completing and signing the proxy card and returning it in the prepaid envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, United States of America (which will, upon receipt, be forwarded to the Company’s registered office in Ireland electronically) or otherwise depositing it at the Company’s registered office in Ireland.

To be valid, a proxy must be received using one of such procedures by no later than 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024) (or in the case of any adjournment thereof, such later time as may be announced by the Company, not being greater than 48 hours before the adjourned meeting).

We have retained Broadridge Financial Solutions (“Broadridge”) to distribute, receive, count and tabulate proxies.

Redomiciliation and Combination

The Company is a public limited company incorporated under the laws of Ireland. On March 28, 2019, upon the consummation of a scheme of arrangement under the laws of the United Kingdom (“the Redomiciliation”), the Company became the owner of the entire issued ordinary share capital of STERIS plc, a company organized under the laws of the United Kingdom and since renamed “STERIS Limited” (“Old STERIS”). Previously, on November 2, 2015, pursuant to a combination under U.K. law (the “Combination”), STERIS Corporation became a wholly-owned indirect subsidiary of Old STERIS and Synergy Health plc became a wholly-owned direct subsidiary of Old STERIS.

References in this Proxy Statement to the actions of “the Company,” “us,” “we” or “STERIS” (or its Board of Directors, Committees of its Board of Directors, or its Directors and/or officers) or any similar references relating to periods from and after the consummation of the Redomiciliation should be construed as references to the actions of the Company (or where appropriate, its Board of Directors, Committees of its Board or its Directors and/or officers) unless the context requires otherwise, and references in this Proxy Statement to the actions of “the Company,” “us,” “we” or “STERIS” (or its Board of Directors, Committees of its Board of Directors, or any of its Directors and/or officers) or any similar references relating to periods before the consummation of the Redomiciliation or the Combination should be construed as references to the actions of Old STERIS or STERIS Corporation, as applicable (or, where appropriate, their respective Boards of Directors, Committees of their respective Board of Directors, or their respective Directors and/or officers) unless the context requires otherwise.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 9

General Information: Votes Required to Adopt Proposals

STERIS’s Annual Report to Shareholders, which includes STERIS’s Annual Report on Form 10-K, including consolidated financial statements for the year ended March 31, 2024, but excluding exhibits, and STERIS’s Irish Statutory Accounts accompany this Proxy Statement. Requests for copies of exhibits to STERIS’s Annual Report on Form 10-K should be submitted to the Office of the Company Secretary, STERIS plc, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. A nominal fee may be charged for Exhibits (which fee will be limited to the expenses we incur in providing you with the requested exhibits). STERIS’s Annual Report on Form 10-K, including exhibits, and STERIS’s Irish Statutory Accounts are also available free of charge through our website in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com. Nothing contained on or accessible through that website shall be deemed to be part of this Proxy Statement.

Votes Required to Adopt Proposals

Ordinary Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “FOR” proposals 1 through 7 contained in the foregoing Notice of 2024 Annual Meeting of Shareholders.

The proposal to elect directors is presented as separate ordinary resolutions. Each Director nominee will be elected, assuming a quorum is present, if a majority of the votes cast are in favor of his or her election. Proposals 2, 3, 4, 5 and 6 will be proposed as ordinary resolutions under Irish law. In each case, provided that a quorum is present, the relevant resolution must be passed by a simple majority of the votes cast for or against such resolution, whether in person or by proxy, in order to be approved. Proposal 7 will be proposed as a special resolution under Irish law. Provided that a quorum is present, Proposal 7 must be passed by 75% of the votes cast for or against such resolution, whether in person or by proxy, in order to be approved.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. An abstention or broker non-vote also will have no effect on the passage of any of these proposals as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Shareholder votes will be tabulated by a representative of Broadridge, our independent inspector of elections for the Annual Meeting.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes set forth in the foregoing notice of Annual Meeting. The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise directed in the proxy, they intend to vote “FOR” for proposals 1 through 7.

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PROPOSAL 1—RESOLUTIONS REGARDING THE ELECTION OF DIRECTORS

All ten of the current members of our Board of Directors (the “Board” or “Board of Directors”) have been nominated for and are standing for re-election at the Annual Meeting. The Nominating and Governance Committee recommended the ten nominees to serve on the Board for an additional term. All nominees for Director have consented to be named and have agreed to serve as Directors, if re-elected. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

The term of each re-elected Director will expire at the next annual general meeting of shareholders, and each Director will continue in office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. Under the terms of the Company’s current Articles, the Board shall consist of such number of Directors as the Board may determine from time to time (subject to a maximum of fifteen and a minimum of seven). The size of the Board is currently set at ten members. Proxies cannot be voted for a greater number of directors than the ten nominees as identified in this Proxy Statement.

Each of the ten nominees for Director will be elected by the vote of a majority of the votes cast with respect to such nominee, which means that the number of votes cast for a nominee must exceed the number of votes cast against that nominee. A shareholder may: (i) vote for the election of a nominee; (ii) vote against the election of a nominee; or (iii) abstain from voting for a nominee. For purposes of determining the outcome of the vote, abstentions will not be considered “votes cast.”

Unless a proxy contains instructions to the contrary, it is assumed that the proxy will be voted FOR the re-election of each nominee for Director named on the following pages.

STERIS values a number of attributes and criteria when identifying nominees to serve as a Director, including professional background, expertise, reputation for integrity, business, financial and management experience, leadership capabilities, time availability, and diversity. In addition to the specific experience and qualifications set forth below, we believe all of the nominees are individuals with a reputation for integrity, demonstrate strong leadership capabilities, and are able to work collaboratively to make contributions to the Board and Company.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 11

Proposal 1: Nominees for Election as Directors

Nominees for Election as Directors

Biographical and other background information concerning each nominee for Director is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes, and skills of each nominee that led to the Board’s conclusion that such nominee should serve as a Director. Ages and other biographical information provided for all Directors are as of the Record Date. In addition, set forth below is the period during which each nominee has served as a Director of STERIS. For those persons who served as Directors or executives of Old STERIS immediately prior to the Redomiciliation and STERIS Corporation immediately prior to the Combination, the specified period includes their periods of service as Directors or executives of Old STERIS or STERIS Corporation, as the case may be, as STERIS’s predecessors. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Dr. Esther M. Alegria

Dr. Alegria is a Founder of and has served as the Chief Innovation Officer of APIE Therapeutics, a preclinical stage pharmaceutical company, since 2023. From 2020 to 2023, she served as the Chief Executive Officer of APIE Therapeutics. From 2016 to 2020, Dr. Alegria served as the President and Senior Executive Advisor at Catalyst Excel & Advance, an advisory firm providing operational guidance to senior executives working to launch new pharmaceutical and biopharmaceutical companies. From 2005 to 2015, Dr. Alegria held positions of increasing responsibility at Biogen, Inc., most recently as Senior Vice President, Global Manufacturing, where she was responsible for the company’s successful manufacturing operations in Denmark, Massachusetts and North Carolina. Prior to 2005, Dr. Alegria held positions at Banner Pharmacaps, Inc. and Wyeth LLC. Since 2021, Dr. Alegria has served as a director and member of the Audit and Corporate Governance committees of AVID Bioservices, Inc.

Qualifications. Dr. Alegria’s extensive operational and leadership experience in the biopharmaceutical industry provides our Board insight regarding the operational and strategic challenges facing STERIS’s Life Sciences and Applied Sterilization Technologies segments.

Founder and Chief Innovation Officer of APIE Therapeutics Director since: 2023 Age: 65 Committees: Nominating and Governance Committee Compliance and Technology Committee

Richard C. Breeden

Mr. Breeden has served as Chairman and Chief Executive Officer of Breeden Capital Management LLC since 2005. Since 1996 he has also been Chairman of Richard C. Breeden & Co., LLC, a professional services firm providing consulting services. Mr. Breeden also leads RCB Fund Services LLC, a firm providing claims management services to U.S. government agencies. Mr. Breeden is currently handling distribution of more than $4 billion to victims of the fraud at Madoff Securities. He has previously handled asset distributions to victims of unlawful conduct at WorldCom, Enron, Adelphia, Royal Dutch Shell, British Petroleum, JPMorgan Chase, and other companies. Mr. Breeden served as Chairman of the SEC from 1989 to 1993.

Qualifications. Mr. Breeden’s experience as Chairman of the SEC, CEO of an investment advisory firm, and a director of several public companies provides our Board with extensive managerial, governance and regulatory insights regarding issues facing public companies. As an investor, Mr. Breeden also provides valuable insight on issues such as shareholder return, executive compensation programs, and capital structure.

Chairman and Chief Executive Officer of Breeden Capital Management LLC Director since: 2008 Age: 74 Committees: Audit Committee (Chair) Nominating and Governance Committee

12 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Proposal 1: Nominees for Election as Directors

Daniel A. Carestio

Mr. Carestio has served as President and CEO of the Company since July 2021. He served as Senior Vice President and Chief Operating Officer from August 2018 to July 2021. He served as Senior Vice President, Sterilization and Disinfection from February 2018 to July 2018 and as Senior Vice President, STERIS Applied Sterilization Technologies and Life Sciences from August 2015 to February 2018.

Qualifications. Mr. Carestio’s many years of experience in all operating aspects of STERIS’s business and familiarity with healthcare and related industries and the Company’s Customers. Mr. Carestio leads the management team, assists the Board in its oversight of the Company, and provides unique perspectives into healthcare and related industries and our operations, direction and strategies.

President and Chief Executive Officer of STERIS plc Director since: 2021 Age: 51 Committees: Compliance and Technology Committee

Cynthia L. Feldmann

Ms. Feldmann is a retired certified public accountant with a Bachelor of Science in Accounting from Boston College and 27 years of experience in two large global accounting firms. From 2003 to 2005, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP. From 1994 to 2002, Ms. Feldmann was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its life sciences practice. Ms. Feldmann served as a director of Hanger, Inc. until January 2018 and as a director of Frequency Therapeutics, Inc. until 2023. Ms. Feldmann is a director of, and a member of the Nominating Committee and chairs the Audit Committee of UFP Technologies, Inc. and is a director of and serves on the Science, Agtech and Technology Committee of Alexandria Real Estate Equities, Inc.

Qualifications. Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for leading public accounting firms and director of publicly traded companies. Ms. Feldmann’s overall experience and financial expertise supports the Board’s oversight of critical financial policy, reporting, and risk matters encountered by public companies.

Retired, Former President and Founder of Jetty Lane Associates Director since: 2005 Age: 71 Committees: Audit Committee Nominating and Governance Committee (Chair)

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 13

Proposal 1: Nominees for Election as Directors

Christopher S. Holland

Mr. Holland is former Senior Vice President and Chief Financial Officer of C.R. Bard, a developer, manufacturer, and marketer of medical technologies, from May 2012 until its December 2017 acquisition by Becton, Dickinson and Company. From 2015 through 2017, Mr. Holland’s responsibilities also included business development, corporate marketing, reimbursement, healthcare economics and strategy. From 2013 through 2015, he also had operating responsibility for Bard Medical Division. Earlier, Mr. Holland was Senior VP, Finance, and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services, from 2006 through 2012, and Vice President and Treasurer from 2003 to 2006. Prior to joining Aramark, he served as Vice President and medical device sector head at J.P. Morgan and Company, Inc. from 1999 to 2003. Prior to that, Mr. Holland held various positions of increasing responsibility at J.P. Morgan. He also has served as a director of Jabil Inc. since January 2018 and is Chair of the Audit Committee and a member of the Cybersecurity Committee of Jabil Inc.

Qualifications. Mr. Holland’s thirty plus years of combined professional experience as a finance executive and investment banker, including experience as the CFO of a publicly traded medical technologies company. Mr. Holland’s extensive financial experience and experience relating to the healthcare industry, medical devices and technology, provide our Board with invaluable experience and expertise relative to those matters.

Retired, Former Senior Vice President and Chief Financial Officer of C.R. Bard Director since: 2020 Age: 57 Committees: Audit Committee Compensation and Organization Development Committee

Dr. Jacqueline B. Kosecoff

Since March 2012, Dr. Kosecoff has been a Managing Partner of Moriah Partners, where she works to identify, select, mentor, and manage health services and IT companies, and a Senior Advisor to Warburg Pincus, a private equity investing firm. From 2005 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005 and took responsibility for, among other areas, the PBM business and consumer health products. Dr. Kosecoff served as Chief Executive Officer of Prescription Solutions (now known as OptumRx) from 2006 to 2011. From 2002 to 2005, at PacifiCare Health Systems, Dr. Kosecoff served as Executive Vice President with responsibility for various business segments, including pharmacy, behavioral health, dental, vision, and women’s health. From 1998 to 2002, Dr, Kosecoff was founder, President and Chief Operating Officer of Protocare, a firm whose lines of business included the clinical development of drug devices, biopharmaceutical and nutritional products, and health services consulting. Dr. Kosecoff served as Professor of Medicine and Public Health at the University of California, Los Angeles from 1975 to 2006. Dr. Kosecoff also serves on the board of directors of Houlihan Lokey (NYSE: HLI) since June 2016; Alignment Healthcare (NASDAQ: ALHC) since March 2017 (the company went public in 2021); and TriNet Group, Inc. (NYSE: TNET) since January 2020. Prior boards include athenahealth (NASDAQ: ATHN), GoodRx (NASDAQ: GDRX) and Sealed Air (NYSE: SEE). Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University and a doctorate from the University of California, Los Angeles.

Qualifications. Dr. Kosecoff’s experience as Chief Executive Officer for a number of large healthcare organizations and a director of publicly traded companies. Dr. Kosecoff’s background provides our Board with extensive managerial, government and regulatory experiences, and insight in the healthcare industry.

Managing Partner of Moriah Partners, LLC Director since: 2003 Age: 74 Committees: Compensation and Organization Development Committee (Chair) Compliance and Technology Committee

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Proposal 1: Nominees for Election as Directors

Paul E. Martin

Mr. Martin is former Senior Vice President & Chief Information Officer of Baxter International, a multinational health care company, from January 2011 to October 2020. Mr. Martin serves as director of Unisys Corporation, is a member of its Audit and Finance Committee and Chair of its Security and Risk Committee. Mr. Martin also serves as director of Owens Corning and is a member of the Audit and Finance Committees. From January 2021 to October 2022, Mr. Martin served as a member of the board of directors of Ping Identity Holding Corp.

Qualifications. Mr. Martin’s extensive professional management experience as an information technology executive, his technology and security risk experience and his financial experience. Mr. Martin’s IT experience as well as international experience and life sciences and healthcare experience provide the Company with invaluable resources and strengthen our Board’s oversight of information security and healthcare matters.

Retired, Former Senior Vice President & Chief Information Officer of Baxter International Director since: 2021 Age: 66 Committees: Compensation and Organization Development Committee Audit Committee

Dr. Nirav R. Shah

Dr. Shah has served on the faculty of Stanford University since August 2018 and as Chief Medical Officer of American Health Associates since March 2022. Previously, Dr. Shah served from July 2020 through March 2022 as Chief Medical Officer of doc.ai, inc., and its successor, Sharecare Inc., a digital healthcare platform company. Dr. Shah also served as Commissioner of Health of the State of New York from January 2011 to May 2014 and as Senior Vice President and Chief Operating Officer for Clinical Operations for Kaiser Permanente Southern California from May 2014 to October 2017. Dr. Shah is a graduate of Harvard College and Yale School of Medicine and is Board Certified in Internal Medicine.

Qualifications. Dr. Shah’s experience at one of the nation’s leading public health agencies and service as COO for Clinical Operations of one of America’s leading health care providers and not-for-profit health plans. Dr. Shah provides the Board with years of policy and regulatory experience, management experience in our industry and experience as a practicing physician, as well as a new area of focus in innovative models in healthcare.

Professor at Stanford

University and Chief Medical

Officer of American Health

Associates

Director since: 2018

Age: 52

Committees:

Compensation and

Organization Development

Committee

Compliance and Technology

Committee

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 15

Proposal 1: Nominees for Election as Directors

Chief Executive Officer at Freudenberg SE Director since: 2005 Age: 65 Committees: Nominating and Governance Committee

Dr. Mohsen M. Sohi

Mohsen M. Sohi, age 65, has served as a director since July 2005, and since July 2012, CEO of Freudenberg SE., a general multi-industry company serving industries that include automotive, medical, aerospace, oil and gas and power generation and transmission. From July 2010 to June 2012, Dr. Sohi served as Managing Partner of Freudenberg and Co. From March 2003 through June 2010, Dr. Sohi served as President and Chief Executive Officer of Freudenberg-NOK, a privately-held joint venture partnership between Freudenberg and NOK Corp. of Japan, the world’s largest producer of elastomeric seals and custom molded products for automotive and other applications. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi serves on the board of Baker Hughes since January 2023 and on the board of Tetra Laval, a private firm active in the processing and packing of foods. Dr. Sohi previously served on the Suprvisory Board of ZF from 2018 until March 2023, and as a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.) from 2007 until January 2015 and as a director of Hayes Lemmerz International from 2004 until 2009.

Qualifications. Dr. Sohi’s experience as President and Chief Executive Officer of international industrial companies and international operating experience. Dr. Sohi provides our Board with substantial strategic planning, manufacturing, operational excellence, executive development, succession planning, and international experience, which are important factors for the Board’s oversight and the Company’s strategies.

Dr. Richard M. Steeves

Dr. Steeves served as Chief Executive Officer and director of Synergy Health plc, a provider of specialty outsourced services to the healthcare and related industries, from 1992 until 2015, and founded the Company in 1991. Dr. Steeves served as a director of Gama Aviation plc from January 2018 to February 2019. Dr. Steeves has served since July 2017 as Executive Chairman of Advanced Research Cryptography Ltd. and, since October 2017 as Chairman of TrustFlight Ltd.

Qualifications. Dr. Steeves’s previous role as founder and former Chief Executive Officer of Synergy Health plc. Dr. Steeves provides the Board with extensive legacy business knowledge, as well as a strong technical and science background and knowledge of issues facing healthcare and medical device companies, particularly in the U.K. and Europe.

Retired, Former Chief Executive Officer of Synergy Health plc Director since: 2015 Age: 62 Committees: Audit Committee Compliance and Technology Committee (Chair)

THE MEMBERS OF OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR THE ELECTION OF EACH OF DR. ESTHER M. ALEGRIA, RICHARD C. BREEDEN, DANIEL A. CARESTIO, CYNTHIA L. FELDMANN, CHRISTOPHER S. HOLLAND, DR. JACQUELINE B. KOSECOFF, PAUL E. MARTIN, DR. NIRAV R. SHAH, DR. MOHSEN M. SOHI, AND DR. RICHARD M. STEEVES AS DIRECTORS OF THE COMPANY.

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PROPOSAL 2—RESOLUTION REGARDING RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as STERIS’s independent registered public accounting firm for the fiscal year ending March 31, 2025. Ernst & Young LLP was retained in 2015 as the independent registered public accounting firm of our predecessor entity, Old STERIS, and was first retained in 1989 as the independent registered public accounting firm of Old STERIS’s predecessor entity, STERIS Corporation, and served in that capacity continuously through the Combination and the Redomiciliation. The appointment was based upon the considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 38 including the evaluation described therein.

Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board and Audit Committee believe it appropriate as a matter of corporate governance policy to request that the shareholders ratify the appointment of the independent registered public accounting firm for the fiscal year ending March 31, 2025. If this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting, the Audit Committee will reconsider the appointment.

We anticipate that the lead audit partner from Ernst & Young LLP will be present at the Annual Meeting. The lead audit partner (or other attending representative) will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2025.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 17

PROPOSAL 3—RESOLUTION APPOINTING ERNST & YOUNG CHARTERED ACCOUNTANTS AS THE COMPANY’S IRISH STATUTORY AUDITOR

The Irish Companies Act requires that our statutory auditors be appointed at each annual general meeting of shareholders, to hold office from the conclusion of the annual general meeting until the conclusion of the next annual general meeting. Ernst & Young Chartered Accountants has served as our Irish statutory auditor since the Redomiciliation and is affiliated with Ernst & Young LLP, who served as the U.K. statutory auditor of Old STERIS prior to the Redomiciliation from 2015 to 2019. Our Audit Committee has recommended that Ernst & Young Chartered Accountants be appointed as our Irish statutory auditor. If this resolution does not receive the affirmative vote of the holders of a majority of the shares cast in person or by proxy at the Annual Meeting, the Board may appoint a person or firm to fill the vacancy.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG CHARTERED ACCOUNTANTS AS OUR IRISH STATUTORY AUDITOR TO HOLD OFFICE FROM THE CONCLUSION OF THE ANNUAL MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF THE COMPANY.

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PROPOSAL 4—RESOLUTION TO AUTHORIZE THE BOARD OF DIRECTORS OR THE AUDIT COMMITTEE OF THE BOARD TO DETERMINE THE REMUNERATION OF ERNST & YOUNG CHARTERED ACCOUNTANTS AS THE COMPANY’S IRISH STATUTORY AUDITOR

Under the Irish Companies Act, the remuneration of our Ireland statutory auditor must be fixed by the shareholders in a general meeting or in such other manner as the shareholders may determine. We are asking our shareholders to authorize our Board or the Audit Committee to determine Ernst & Young Chartered Accountant’s remuneration as our Irish statutory auditor. It is expected that the Board would delegate the authority to determine the remuneration of the Irish statutory auditor for the Company’s fiscal year ending March 31, 2025 to the Audit Committee in accordance with the Board’s procedures and applicable law.

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE TO DETERMINE OUR IRISH STATUTORY AUDITOR’S REMUNERATION.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 19

PROPOSAL 5—ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures in accordance with the provisions of the United States Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the United States Securities Exchange Act of 1934 (“Exchange Act”), the proposal described below provides shareholders with the opportunity to approve, on a non-binding advisory basis, the compensation of our named executive officers.

This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to provide input to endorse or not endorse the compensation of the Company’s named executive officers. The Company’s predecessors, STERIS Corporation and Old STERIS, conducted say on pay votes every year beginning in 2010 and continuing through 2018. We have held annual say on pay votes since 2019 and expect to continue to hold our say on pay votes on an annual basis. We expect to hold our next say on pay vote at our 2025 annual general meeting of shareholders. We strongly encourage you to carefully review the Compensation Discussion and Analysis and compensation tables and narrative discussions and related material beginning on page 41 of this Proxy Statement. Thereafter, we request your input on the compensation of the Company’s named executive officers through your vote on the following resolution:

“Resolved, that the shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in the Company’s Proxy Statement dated June 12, 2024.”

The non-binding resolution to approve the compensation of our named executive officers will be considered adopted if approved by the affirmative vote of the holders of a majority of the votes cast by shareholders represented in person or by proxy and entitled to vote thereon. Because your vote is advisory, it will not be binding upon the Board or the Compensation and Organization Development Committee. However, the Compensation and Organization Development Committee will take into account the outcome of the vote when considering future executive compensation decisions.

OUR BOARD OF DIRECTORS AND COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 6—RENEWAL OF THE BOARD’S AUTHORITY TO ISSUE SHARES UNDER IRISH LAW

Under Irish law, the directors of an Irish public limited company must have authority from the company’s shareholders to issue shares and to grant rights to acquire shares (e.g., pursuant to options, warrants and other convertible securities), including shares that are part of the company’s authorized but unissued share capital.

This requirement does not apply to the issue of shares and the grant of rights to acquire shares to employees or former employees under an employees’ share scheme.

We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares and to grant rights to acquire such shares on the terms set forth below. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. Shareholders supported a similar renewal of authority at the annual meeting last year with over 98% of votes cast in favor of the proposal.

In line with customary practice and applicable governance standards, we are seeking authority from our shareholders at the Annual Meeting for the Board to issue, and/or grant rights to acquire, shares up to a maximum number which is equal to approximately 20% of our issued ordinary share capital as of June 3, 2024 (the latest practicable date before this Proxy Statement). The proposed authority is for a period expiring on the earlier of (i) the date of our next annual general meeting and (ii) the date which is 15 months from the date of our Annual Meeting, unless otherwise varied, revoked or renewed. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board authority to issue shares is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This renewal of authority is fundamental to our business and enables us to issue shares (and/or rights to acquire shares), including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our articles of association.

In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the SEC, including those rules that limit our ability to issue shares in specified circumstances without obtaining shareholder approval. This authority is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE-listed companies.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 21

Proposal 6: Renewal of the Board’s Authority to Issue Shares Under Irish Law

Accordingly, the following resolution will be submitted to our shareholders for approval, as an ordinary resolution, at the Annual Meeting:

“Resolved, that the directors be and they are, with effect from the passing of this resolution, hereby generally and unconditionally authorized to exercise all powers of the Company to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014, as amended) up to an aggregate nominal value of US$19,771 (which represents 19,770,644 shares) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued ordinary shares in the capital of the Company as of June 3, 2024 (the last practicable date before this proxy statement)) and the authority conferred by this resolution shall expire on the earlier of (i) the date of the Company’s next annual general meeting and (ii) the date that is 15 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company, provided that the Company may, before such expiry, make an offer or agreement which would, or might, require relevant securities to be allotted and issued after such expiry and, in that case, the directors may allot and issue relevant securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.”

This resolution to authorize the Board to issue shares under Irish law will be considered adopted as an ordinary resolution if approved by the affirmative vote of the holders of a majority of the votes cast by shareholders represented in person or by proxy at the Annual Meeting and entitled to vote thereon.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RENEWAL OF THE BOARD’S AUTHORITY TO ISSUE SHARES UNDER IRISH LAW.

22 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

PROPOSAL 7—RENEWAL OF THE BOARD’S AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW

Under Irish law, unless its directors are otherwise authorized and empowered to opt-out, when an Irish public limited company proposes to issue, or grant rights to acquire, shares for cash, the company is required to first offer those shares or rights on the same or more favorable terms to existing shareholders of the company on a pro rata basis (commonly referred to as statutory pre-emption rights).

Statutory pre-emption rights do not apply to the issue of shares or the grant of rights to acquire shares (i) for cash to employees or former employees under an employees’ share scheme, or (ii) for non-cash consideration, such as on a share-for-share transaction. This proposal is in line with customary practice and governance standards applicable to public companies incorporated in Ireland and listed on U.S. markets. Shareholders supported a similar renewal of authority at the annual meeting last year with over 93% of votes cast in favor of the proposal.

In line with customary practice and applicable governance standards, we are seeking authority from our shareholders at the Annual Meeting to empower the Board to opt-out of statutory pre-emption rights in respect of (i) the issue of shares for cash in connection with any rights’ issue and (ii) the issue, and/or grant of rights to acquire, shares for cash without regard to statutory pre-emption rights, up to a maximum number which is equal to approximately 20% of our issued ordinary share capital as of June 3, 2024 (the latest practicable date before this Proxy Statement), provided that, insofar as it relates to shares which represent greater than 10% in number of our issued ordinary share capital as of June 3, 2024, such authority is to be used only for the purposes of an acquisition or a specified capital investment which is announced contemporaneously with the issue, or which has taken place in the preceding six month period and is disclosed in the announcement of the issue. The proposed authority is for a period expiring on the earlier of (i) the date of our next annual general meeting and (ii) the date which is 15 months from the date of our Annual Meeting, unless otherwise varied, renewed or revoked. The Board expects to propose renewals of this authority on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought under Proposal 6 in this Proxy Statement, this renewal of authority is fundamental to our business and enables us to issue shares and rights to acquire shares on a non-pre-emptive basis, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issue of shares. Instead, approval of this proposal will only grant the Board the authority to issue, and grant rights to acquire, shares that are already included in our authorized share capital under our articles of association.

This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution will merely place us on equal footing with other NYSE-listed companies.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 23

Proposal 7: Renewal of the Board’s Authority to Opt-out of Statutory Pre-emption Rights Under Irish Law

Accordingly, the following resolution will be submitted to our shareholders for approval, as a special resolution, at the Annual Meeting:

“Resolved, that, subject to and conditional on the passing of the resolution in respect of Proposal 6, as set out above, and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014, as amended (the “Act”), to allot and issue equity securities (within the meaning of section 1023 of the Act) for cash pursuant to the authority conferred by the said Proposal 6 as if section 1022(1) of the Act did not apply to any such allotment, provided that this power shall be limited to:

(a)

the allotment and issue of equity securities in connection with a rights’ issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert other securities into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be practicable) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with any treasury shares, fractional entitlements that would otherwise arise, record dates or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

(b)

the allotment and issue (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of US$19,771 (which represents 19,770,644 shares) (being equivalent to approximately 20% of the aggregate nominal value and number of the issued ordinary shares in the capital of the Company as of June 3, 2024 (the latest practicable date before this proxy statement)), provided that any amount of equity securities above an aggregate nominal value of US$9,885 (which represents 9,885,322 shares) (being equivalent to approximately 10% of the aggregate nominal value and number of the issued ordinary shares in the capital of the Company as of June 3, 2024), is to be used only for the purpose of an acquisition or a specified capital investment which is announced contemporaneously with the issue, or which has taken place in the preceding six month period and is disclosed in the announcement of the issue, and, in each case, the authority conferred by this resolution shall expire on the earlier of (i) the date of the Company’s next annual general meeting and (ii) the date that is 15 months from the passing of this resolution, unless previously renewed, varied or revoked, provided that the Company may, before such expiry, make an offer or agreement, which would, or might, require any such securities to be allotted and issued after such expiry, and in that case, the directors may allot and issue equity securities in pursuance of any such offer or agreement as if the authority conferred by this resolution had not expired.”

This resolution to authorize and empower the Board to opt out of statutory pre-emption rights under Irish law will be considered adopted if approved by the affirmative vote of the holders of at least seventy-five percent of the votes cast by shareholders represented in person or by proxy at the Annual Meeting and entitled to vote thereon. In addition, this proposal is conditional upon the approval of Proposal 6, as required by Irish law.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RENEWAL OF THE BOARD’S AUTHORITY TO OPT-OUT OF STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW.

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PROPOSAL 8—RESOLUTION TO TRANSACT SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING

The Board is not aware of any business to be acted upon at the Annual Meeting other than that described in this Proxy Statement. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment and to the extent permitted by applicable law with respect to such matters in their discretion.

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UNLESS OTHERWISE DIRECTED, THE PROXY HOLDERS WILL VOTE “FOR”

PROPOSALS 1 THROUGH 7.

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Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 25

BOARD OF DIRECTORS INFORMATION

Board Meetings and Committees

Our Board of Directors met five times during the fiscal year ended March 31, 2024. The Board has four standing committees—the Audit Committee, the Compensation and Organization Development Committee, the Nominating and Governance Committee and the Compliance and Technology Committee (collectively, the “Board Committees”). Each committee has adopted a written charter that may be found at the “Corporate Governance” section of steris-ir.com. A copy of each charter will also be made available upon a request sent to the Company Secretary. From time to time, our Board may also establish various special committees.

AUDIT COMMITTEE

Mr. Breeden, Ms. Feldmann, Mr. Holland, Mr. Martin and Dr. Steeves are the current members of the Audit Committee. The Audit Committee provides oversight relating to the integrity of the Company’s financial statements and effectiveness of the Company’s internal controls over financial reporting, including its systems of internal accounting and financial controls, the internal audit process, the annual independent audit of the Company’s annual financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors as required by U.S. law under the Exchange Act, and information technology and cybersecurity matters. The Audit Committee also has the authority to establish and approve the Company’s investment and financial policy and banking policies and relationships.

SEC rules provide that all members of the Audit Committee of a public company meet certain independence criteria. The Board has determined that Mr. Breeden, Ms. Feldmann, Mr. Holland, Mr. Martin and Dr. Steeves each meet the independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards and are “financially literate” and have accounting or related financial expertise within the meaning of NYSE listing standards. The Board has further determined that each of Mr. Breeden, Ms. Feldmann, Mr. Holland and Dr. Steeves qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K. Mr. Breeden, who is the Committee Chair, was determined to qualify as an audit committee financial expert as a result of the Board’s examination of his education, and other board and audit committee experiences. Mr. Breeden managed an equity investment firm for more than ten years requiring him to regularly review financial statements of portfolio companies or companies being considered for a potential investment. He has served on or chaired audit committees of several companies and was a senior partner of a major audit firm (non-CPA) for several years. He served on the Standing Advisory Group of the PCAOB, in which capacity he regularly reviewed issues of auditor performance and audit professionalism standards. He has been a consultant or corporate monitor charged with reviewing internal controls in several companies, and for nearly four years, served as Chairman of the U.S. Securities and Exchange Commission where he had extensive dealings with both audit and accounting standards, as well as the financial statements of companies issuing securities of all types.

The Audit Committee met nine times during fiscal 2024. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company Secretary.

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Board of Directors Information: Board Meetings and Committees

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE

Mr. Holland, Dr. Kosecoff, Mr. Martin, and Dr. Shah are the current members of the Compensation and Organization Development Committee. SEC rules provide that only a person who meets certain independence criteria may serve on the compensation committee of a public company. The Board has determined that Mr. Holland, Dr. Kosecoff, Mr. Martin, and Dr. Shah each meet those independence criteria for compensation committee members and that all such members are also independent within the meaning of the NYSE listing standards and SEC rules. None of the members of the Compensation and Organization Development Committee had any interlocking relationships with the Company within the meaning of SEC rules.

The Compensation and Organization Development Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation and Organization Development Committee’s approval is required for equity grants to the named executive officers and other executive officers and eligible employees under the Company’s 2006 Long-Term Equity Incentive Plan and for cash bonus payments to senior management under the Company’s Management Incentive Compensation Plan, as well as the aggregate amount payable under such Plan. In making these decisions, the Compensation and Organization Development Committee considers the recommendations of the President and Chief Executive Officer (with respect to other members of senior management) and the Committee’s compensation consultant. The Compensation and Organization Development Committee also is responsible for overseeing the Company’s human capital and work environment (including diversity, gender equity, HR-related ethics complaints, management development, succession planning and other related areas of focus). The Compensation and Organization Development Committee is authorized to and has regularly retained independent compensation consultants to assist with the discharge of its compensation responsibilities. A more detailed description of this process is located under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 41.

The Compensation and Organization Development Committee met six times during fiscal 2024. A copy of the Compensation and Organization Development Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company Secretary.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 27

Board of Directors Information: Board Meetings and Committees

NOMINATING AND GOVERNANCE COMMITTEE

Dr. Alegria, Mr. Breeden, Ms. Feldmann and Dr. Sohi are the current members of the Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards. The Nominating and Governance Committee provides oversight relating to the administration of the Company’s policies, programs, and procedures with respect to: the identification and recommendation to the Board of director nominees for appointment or election to the Board of Directors; the development and recommendation to the Board of corporate governance principles applicable to the Board and the Company; assisting the Board on its oversight of activities relating to corporate reputation, responsibility, environmental, social and governance (ESG) matters, as well as the Company’s public policy, government relations and advocacy activities; overseeing the process for evaluation of governance matters generally, including Board, Board Committees, and CEO evaluations; evaluation of potential conflicts of interest and related disclosures; evaluation of shareholder proposals; compliance with the Board’s governance guidelines; and assessing and overseeing nonemployee Director compensation and making recommendations with respect to compensation of nonemployee Directors for approval by the Board.

The Nominating and Governance Committee met five times during fiscal 2024. A copy of the Nominating and Governance Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company Secretary.

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Board of Directors Information: Board Meetings and Committees

COMPLIANCE AND TECHNOLOGY COMMITTEE

Dr. Alegria, Mr. Carestio, Dr. Kosecoff, Dr. Shah and Dr. Steeves are the current members of the Compliance and Technology Committee. The Compliance and Technology Committee provides oversight relating to matters of non-financial compliance, including legal, regulatory, quality, cybersecurity and health, safety and environmental matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance and Technology Committee’s authority also includes oversight of the Company’s development, application, and protection of science, technology, and innovation, including review of the scope, resources, and effectiveness of the Company’s research and development, new product development, and intellectual property protection.

The Compliance and Technology Committee met four times during fiscal 2024. A copy of the Compliance and Technology Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. A copy will also be made available upon a request sent to the Company Secretary.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 29

Board of Directors Information: Board Meetings and Committees

Meetings

Each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and the Committees on which they served while in office during fiscal 2024.

Summary Table of Standing Committee Members

The following table summarizes the membership of the Board’s standing Committees during fiscal 2024 and the Committee Chairs at the end of fiscal 2024:

Directors	Audit	Compensation and Organization Development	Compliance and Technology	Nominating and Governance

Dr. Esther M. Alegria

Richard C. Breeden

Daniel A. Carestio

Cynthia L. Feldmann

Christopher S. Holland

Dr. Jacqueline B. Kosecoff

Paul E. Martin

Dr. Nirav R. Shah

Dr. Mohsen M. Sohi

Dr. Richard M. Steeves

= Member

= Chairperson

The Board and Oversight of Risk Generally

The Board has determined that the existing leadership structure, with an independent, nonexecutive serving as Chairman of the Board and a separate person serving as President and Chief Executive Officer, as well as a director, is currently the most efficient and effective structure for the Company. The Board believes that separation of the Chairman of the Board and CEO roles provides an effective balance between management and director participation in the Board process.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks that the Directors may identify or consider based on their experience. Management of the Company is responsible for the operation of the business and the reasonable management of risks that may arise in the course of our business, and must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage risks encountered by the Company. While they do not conduct risk-related audits or implement risk-related procedures, the Board and its Committees endeavor to understand the Company’s strategies and drivers of success, engage in a constructive dialogue with management about potential risks and risk management, and monitor the Company’s internal control and compliance activities.

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Board of Directors Information: Board Meetings and Committees

For example: (1) the Audit Committee monitors internal controls, litigation and cybersecurity and cybersecurity risks; (2) the Compliance and Technology Committee monitors quality, regulatory and legal compliance risks and protection of the Company’s technology, innovation and intellectual property; (3) the Compensation and Organization Development Committee provides risk oversight regarding the Company’s incentive and other compensation programs and practices and human capital management; (4) the Nominating and Governance Committee provides oversight regarding potential conflicts, governance and ESG risks; and (5) the Board provides oversight concerning the Company’s enterprise risk management process, which is our integrated, process-orientated, approach to managing key business risks. Each Committee also provides reports on risk oversight matters in its area of responsibility to the Board. In providing this oversight, the Board and Committees rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors.

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our Customers and employees to safeguard sensitive information and the integrity of our information systems. See our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 for additional discussion regarding our cybersecurity risk management, strategy, and governance.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 31

Board of Directors Information: Governance Generally

Governance Generally

Our business is managed by our employees under the oversight of the Board of Directors. The Board of Directors directs and oversees the management of the business and affairs of the Company, and serves as the ultimate decision making body of the Company except for those matters reserved to our shareholders at law or under our Articles. The Board oversees the STERIS management team, to whom it has delegated responsibility for the Company’s day-to-day operations, as well as other matters. While the Board’s oversight role is very broad and may concentrate on different areas from time to time, its primary areas of focus are oversight of strategy, governance and compliance, as well as assessing management’s performance. In many of these areas, significant responsibilities are delegated to Board Committees.

Except for Mr. Daniel Carestio, President and CEO of the Company, none of the Board members was an employee of the Company during fiscal 2024. The Board limits membership of the Audit Committee, Compensation and Organization Development Committee, and Nominating and Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct and the Director Code of Ethics, provide the framework for the governance of the Company. Our Director Code of Ethics, Governance Guidelines, Code of Business Conduct, Board Committee charters and other corporate governance information are available at the Corporate Governance section of steris-ir.com. Any shareholder also may request these items in print, without charge, by submitting a request to the Company Secretary.

The Board of Directors has charged the Nominating and Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Nominating and Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board has determined that independent directors should comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time;

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Board of Directors Information: Governance Generally

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or two percent of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors determined that all of the following incumbent directors are independent within the meaning of NYSE listing requirements: Dr. Esther M. Alegria, Richard C. Breeden, Cynthia L. Feldmann, Christopher S. Holland, Dr. Jacqueline B. Kosecoff, Paul E. Martin, Dr. Nirav R. Shah, Dr. Mohsen M. Sohi, and Dr. Richard M. Steeves. The Board of Directors also determined that each of the Compensation and Organization Development Committee members meets the additional requirements for independence required to be a member of a compensation committee under NYSE listing requirements and applicable law. The Board of Directors also has determined that each of the members of the Audit Committee meets the requirements for independence and financial literacy and possesses the accounting or related financial management expertise required to be a member of an audit committee under NYSE listing requirements and applicable law and is an audit committee financial expert as defined in SEC regulations. The Board of Directors has further determined that all members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

Related Person Transactions

Since the beginning of fiscal 2024, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty or resulting in material personal gain.

Our Code of Business Conduct for employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 33

Board of Directors Information: Governance Generally

on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Audit Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2024, there were no related party transactions between us and related parties that required ratification or approval under this policy.

Governance Guidelines

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at the “Corporate Governance” section of steris-ir.com.

Term—There is no limitation on the number of terms a Director may serve. However, the Nominating and Governance Committee will not ordinarily recommend a nominee for election for a term beginning on or after the nominee’s 75th birthday unless it has determined that under the circumstances such nomination would be in the best interest of the Company and its shareholders.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the annual general meeting. All of the Directors in office at the time of the 2023 annual general meeting attended the 2023 annual general meeting in person or via telecommunication equipment.

Executive Sessions—The independent Directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. During fiscal 2024, the independent Directors met in executive session five times. The Chairman or Lead Director (if the Chairman is not independent) will assume the chair of the meetings of independent Directors and assume such further tasks as set forth in the Governance Guidelines and as the independent Directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairman has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each Committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Nominating and Governance Committee coordinate these evaluations. The purpose of these self-evaluations is to increase the effectiveness of the Board and each Committee, as well as their individual members. Changes in Board committee structure, if any, are to be evaluated and recommended by the Nominating and Governance Committee, but require the concurrence of the full Board.

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Board of Directors Information: Governance Generally

Majority Voting—If an incumbent nominee for Director in an uncontested election does not receive the vote of at least the majority of the votes cast at any meeting for the election of Directors at which a quorum is present, and no successor has been elected at such meeting, the Director will promptly offer his or her resignation as a Director to the Board of Directors. A majority of votes cast for the purposes of this provision means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board regarding whether to accept or reject the offered resignation or whether other action should be taken. The Board will consider the offer of resignation and disclose its decision regarding the offer and the rationale for its decision within 90 days from the date of the certification of the election results. If an incumbent Director’s offer of resignation is not accepted by the Board, such fact will be promptly communicated to the Director and such Director will continue to serve until a successor is duly elected, or such Director’s earlier resignation or removal.

If a director’s resignation is accepted by the Board, then the resignation will be effective as of the date of acceptance, and the acceptance will be promptly communicated to the Director. If a Director’s resignation is accepted in the foregoing circumstances, or a director otherwise resigns or is removed or fails to be re-nominated, then the Board, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, pursuant to the Company’s Articles. If an election of directors is contested, a plurality voting standard shall apply to all directors.

Service on Other Boards—Employee Directors may not serve on more than one other public company board, and non-employee Directors may not serve on more than three other public company boards. In addition, members of the Audit Committee may not serve on more than three public company audit committees simultaneously, and non-employee Directors that are also named executive officers for other public companies may not serve on a public company board other than the Board and the board of his or her employer. The Governance Committee must give advance approval before an employee Director or executive officer of the Company may accept an invitation to serve on another public company board and before any Director may serve on another public company board in which another Director is an officer.

New Director Orientation—All new Directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. New Directors will also be introduced to our senior management, internal auditor, and independent auditor. In addition, from time to time, Directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Nominating and Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all Directors are expected to attend Board meetings and meetings of committees of which they are members. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS plc, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, Attention: Company Secretary. Complaints regarding accounting, internal

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 35

Board of Directors Information: Governance Generally

accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit

Committee. All other communications will be provided to the individual Directors or group of Directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine Customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

Insider Trading Policy—Hedging and Pledging of Company Securities

The Company maintains an Insider Trading Policy that it believes is reasonably designed to promote compliance with insider trading laws, rules and regulations by restricting certain activities in or relating to Company securities by Directors, executive officers and employees, and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. The Insider Trading Policy also includes a blanket prohibition that prevents Directors, executive officers, employees and their respective related persons from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, decreases in the market value of the Company’s securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such Director, executive officer, employee or their respective related persons. The Insider Trading Policy further prohibits other types of speculative transactions in Company securities, including short-term trading, short sales, option trading and pledging (including margin purchases of Company stock). In addition, certain employees are subject to officer stock ownership policies. See Compensation Governance—Officer Stock Ownership Policy for more information.

Ethics and Compliance

The Company is committed to conducting its business fairly, honorably and with integrity wherever it operates. The Company’s Code of Business Conduct sets the standard for legal and ethical behavior, addressing topics such as bribery and corruption, supply chain transparency, proper behavior in the workplace, and avoiding conflicts of interest. Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Vice President, Chief Compliance Officer, or the STERIS Legal Department, or submit a report to the STERIS Ethics Line. The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance-related matter that they believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

Environmental, Social and Governance & Corporate Responsibility

Grounded in our mission to HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life sciences products and services around the globe. Inspired by our Customers’ efforts to create a healthier and safer world, and guided by our legacy of leadership and innovation, we strive to be a great Company. To STERIS, this means we will make a

36 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Board of Directors Information: Governance Generally

difference by providing world-class products and services for our Customers, safe and rewarding work for our People, and superior returns for our Shareholders. Sustainability is built into the fabric of our organization in our efforts to fulfill our Mission.

The Corporate Responsibility function is led by the Vice President of Environmental, Social, and Governance (ESG). With support from our Chief Executive Officer, General Counsel and other senior executives, the Corporate Responsibility function works to actively develop and refine our ESG strategies, programs, and policies with our Global Sustainability Steering Committee.

The Global Sustainability Steering Committee is a cross-functional team of senior leadership, subcommittee chairs, and subject matter experts spanning our businesses and Legal, Investor Relations, Human Resources, Continuous Improvement, Compliance, Facilities, and Health, Safety & Environment functions.

Oversight of the Company’s enterprise risk management process, which is the integrated, process-oriented approach to managing key business risks and policies, practices, and programs, including those related to ESG matters, is the responsibility of the Board of Directors. The Nominating and Governance Committee of the Board of Directors has the responsibility of assisting the Board of Directors in its oversight of ESG matters. The Company’s Vice President of ESG provides reports to the Nominating and Governance Committee concerning the Company’s ESG efforts, including evaluating carbon emissions, preparing for regulatory requirements, reporting ESG metrics, and reviewing ESG ratings, as well as current and emerging ESG legal standards, industry practices, investor views, and reputational risks. Further, ESG priorities and objectives have been established for many of the Company’s operating facilities.

For a more detailed discussion of some of the Company’s Corporate Responsibility, ESG and related efforts, including environmental health and safety and energy and conservation, please refer to the Company’s Annual Report on Form 10-K and the sustainability section of steris.com. Information available on or through the Company’s Annual Report on Form 10-K and information available at steris.com is not part of this Proxy Statement unless specifically incorporated herein.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 37

Board of Directors Information: Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024, by the Audit Committee of the Board of Directors, which appointment was ratified by the shareholders on July 27, 2023. The lead audit partner from Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2024.

During fiscal 2024, the Audit Committee regularly evaluated the services provided by Ernst & Young LLP. The Audit Committee discussed the services of Ernst & Young LLP privately with the Senior Vice President and Chief Financial Officer (“CFO”) and Vice President, Chief Accounting Officer outside of the presence of the firm, separately with the Vice President, Compliance (who is responsible for Internal Audit), outside the presence of the firm and the CFO and Chief Accounting Officer, and with the firm outside the presence of the foregoing individuals. These discussions generally occurred at each regular Audit Committee meeting, as well as at other times.

As part of the independent registered public accounting firm appointment process for fiscal 2024, the Audit Committee conducted, with the assistance of an independent third party, a comprehensive formal evaluation of Ernst & Young LLP. The evaluation included an assessment of the following categories: quality of services provided; sufficiency of audit firm resources; communication and interaction; and independence, objectivity and professional skepticism. This evaluation was performed individually by each member of the Audit Committee. The Senior Vice President and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, the Vice President, Compliance, and other members of management who regularly interacted with Ernst & Young LLP undertook a similar assessment and provided their evaluation of Ernst & Young LLP to the Audit Committee. The Audit Committee reviewed and discussed the evaluation responses from the Committee members and from management.

Also, as part of its annual independent auditor appointment process, the Audit Committee considers whether to rotate its independent registered public accounting firm. Ernst & Young LLP has been the Company’s independent registered public accounting firm since the end of fiscal 2019 and was the independent registered public accounting firm for Old STERIS from the Combination until the Redomiciliation (and was first retained by the predecessor entity of Old STERIS, STERIS Corporation, beginning with the 1989 fiscal year). Ernst & Young LLP rotates its lead audit partner every five years; the Audit Committee interviews candidates proposed by Ernst & Young LLP and selects the lead audit partner from the proposed candidates. There are significant benefits to having an independent registered public accounting firm with an extensive history with the Company. These include:

•

Higher quality audit work and accounting advice, due to Ernst & Young LLP’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies and a resulting lower fee structure because of Ernst & Young LLP’s history and familiarity with our business.

The Audit Committee has adopted policies and procedures that are intended to control the non-audit or audit related services provided by Ernst & Young LLP and to monitor their continuing independence.

38 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Board of Directors Information: Independent Registered Public Accounting Firm

Under these policies, the Audit Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees for professional services by Ernst & Young LLP for the Company for the fiscal years ended March 31, 2024 and March 31, 2023 were:

	Years Ended March 31,

	2024	2023

Type of Fees	(in thousands)

Audit Fees	$6,531	$6,345

Audit-Related Fees	—	—

Tax Fees	331	292

All Other Fees	—	—

Total	$6,862	$6,637

All of the services provided by Ernst & Young LLP in fiscal year 2024 were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and in the Irish Statutory Accounts and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and access to technical research tools; and “Tax Fees” include fees for tax compliance, tax advice and tax planning.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 39

Board of Directors Information: Report of the Audit Committee

Report of the Audit Committee

The Audit Committee has been established in accordance with the Exchange Act. The Board of Directors of the Company has adopted a written Audit Committee charter. A copy of the Audit Committee’s charter may be found at the “Corporate Governance” section of steris-ir.com. Based on the review and determination of the Board, members of the Audit Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company. The Audit Committee met nine times during fiscal 2024 and holds executive sessions following each regular quarterly meeting.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and Ireland Annual Report. The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 filed with the Securities and Exchange Commission.

The Audit Committee evaluated Ernst & Young LLP in connection with its consideration of the appointment of an independent registered public accounting firm in connection with its reappointment of the firm for fiscal 2025. Based upon the evaluation and considerations described in the Section “Independent Registered Public Accounting Firm” that begins on page 38, the Audit Committee recommends that the Company’s shareholders ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2025.

Other actions regularly undertaken by the Audit Committee during the fiscal year include: pre-review and discussion with management of Form 10-Qs filed by the Company with the SEC, pre-review and discussion with management of Company earnings releases, annual review of internal controls over financial reporting (ICFR), critical accounting policies and pronouncements (including the recently implemented lease accounting standard) as well as other important financial accounting and reporting issues.

The Audit Committee also is responsible for oversight of and periodically reviews the Company’s cybersecurity programs, security risks and the Company’s efforts to minimize and eliminate these risks. For more information on cybersecurity oversight and risk, and the Audit Committee’s roles and responsibilities with respect to the same, see “Cybersecurity Oversight” at page 31.

In addition, the Audit Committee, with the assistance of an independent third party, undertook a self-evaluation of its performance and effectiveness for fiscal 2024.

Audit Committee of the Board of Directors

Richard C. Breeden – Chair

Cynthia Feldmann

Christopher S. Holland

Paul E. Martin

Dr. Richard M. Steeves

40 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE OVERVIEW

The Compensation and Organization Development Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Compensation Committee or the Committee, is responsible for approving the compensation, benefits and perquisites of the President and Chief Executive Officer (the “CEO”) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants available under our equity incentive compensation plan for eligible employees, as well as cash bonus payments to senior management and the maximum amount payable under our annual management cash bonus plan, based upon performance criteria established by the Committee under that plan. The Committee has regularly retained an independent compensation consultant to assist with its responsibilities. Each member of the Committee satisfied the independence standards of the SEC and NYSE.

The Committee’s responsibilities have been expanded in recent years to include oversight of the Company’s human capital and work environment (including diversity, gender equity, HR-related ethics complaints, management development, succession planning and other related areas of focus). The Committee also reviews the results of the Company’s annual Employee Engagement Survey, which is an anonymous survey in which all employees are encouraged to participate. This process has been helpful in enabling the Company to focus on strengths and identify potential areas of improvement. For a more detailed discussion of the Company’s human capital actions, see the discussion of “Employees and Human Capital Management” in the Company’s Annual Report on Form 10-K for the fiscal year ending March 31, 2024.

Except as otherwise expressly specified in this Compensation Discussion and Analysis, all information provided is for the fiscal year ending March 31, 2024 and prior periods.

Named Executive Officers

Our named executive officers for fiscal 2024, as shown in the Fiscal 2024 Summary Compensation Table appearing on page 63, were as follows:

•	Daniel A. Carestio, President and CEO;

•	Michael J. Tokich, Senior Vice President and CFO;

•	J. Adam Zangerle, Senior Vice President, General Counsel and Company Secretary;

•	Cary L. Majors, Senior Vice President and President, Healthcare; and

•	Mary Clare Fraser, Senior Vice President and Chief Human Resources Officer.

In portions of the remainder of this Compensation Discussion and Analysis we will discuss compensation paid and awarded to our named executive officers and the basis for the decisions that were made with respect thereto.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 41

Executive Compensation: Compensation Discussion and Analysis

General Compensation Philosophy

Our management compensation programs are designed to align management’s interests with the long-term interests of shareholders and to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs also seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value.

Our general compensation philosophy includes the following principles:

• Be performance based, with variable pay constituting a significant portion of total compensation,
• Create commonality of interest between our executives and shareholders by aligning realized compensation with changes in shareholder value,
• Encourage growth in the setting and attainment of our short- and long-term objectives,
• Reward our executives for long-term improvement in shareholder value,
• Attract, retain and motivate highly skilled executives,
• Build a strong talent base to reinforce our succession planning objectives,
• Be competitive with companies in our peer group,
• Maximize the financial efficiency of the overall program,
• Help ensure that corporate governance practices and the impact of our say on pay proposals are upheld, and
• Avoid incentive compensation designs that may lead to excessive risk taking.

The Committee also believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

42 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation Discussion and Analysis

Compensation Governance Practices

The Company maintains several best practices in compensation governance, some of which are summarized in the table below. A more detailed discussion of certain of these practices appears subsequently in the “Compensation Governance” section of this Compensation Discussion and Analysis and other of these practices are mentioned in other portions of this Proxy Statement.

What the Company Does	What the Company Does Not Do

•  Hold an annual say on pay advisory vote for shareholders.

•  Engage independent outside compensation consultants and utilize market and industry data to help ensure we compensate fairly and competitively, but not excessively.

•  Mitigate undue risk-taking by using multiple performance metrics, imposing caps on payouts, employing clawback policies for annual incentive and equity awards, making annual incentive awards subject to complete Committee discretion, and performing annual compensation risk assessments.

•  Utilize only “double trigger” vesting of equity awards for change in control situations.

•  Provide multiyear vesting for equity awards, with vesting requirements generally more stringent than peers.

•  Regularly review compensation, especially incentive design, to help ensure continued alignment with Company strategy and shareholder interests.

•  Set meaningful stock ownership guidelines for the CEO (6 times base salary) and other executives: 4 times base salary for CFO, 3 times base salary for other SVPs, 2 times base salary for other corporate VPs and certain other employees at or above specified grade levels, and 1 times base salary for certain other employees (see “Compensation Governance - Officer Stock Ownership Policy” later in this Compensation Discussion and Analysis).

•  Use an appropriate mix of cash and non-cash compensation, with an emphasis on variable (at risk) compensation.

•  Use premium-priced stock options as part of the non-cash variable long-term incentive compensation program.

•  Provide employment agreements to U.S. executives.

•  Permit hedging or pledging or short sales of Company shares.

•  Reprice underwater stock options.

•  Provide discretionary accelerated vesting of equity awards of executives.

•  Provide excessive benefits or perquisites to executives.

•  Provide gross-ups for Code Section 280G excise taxes that may be imposed on severance or similar payments made in connection with a change in control.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 43

Executive Compensation: Compensation Discussion and Analysis

Consideration of 2023 Say on Pay Vote Results

The Committee reviewed the results of our 2023 “say on pay” vote, in which our named executive officer compensation was supported by more than 92% of the shares voted on the matter. After taking into consideration the strong support for our executive compensation program reflected in our annual say on pay vote results, the Committee decided to continue to apply the same philosophy, compensation objectives, and governing principles as it has used in recent years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Also, after taking into consideration this strong support, the Committee decided to continue using the same executive pay structure of base salary, cash bonus and a mix of restricted stock and stock options, subject to the changes in option exercise prices described herein.

We received feedback in prior years that our equity award program could be enhanced by making modifications regarding performance-based equity awards. After undertaking a lengthy review of potential performance-based equity award designs, we decided to modify our stock option award program beginning in fiscal 2019 with the May 2018 awards by providing stock options with a premium exercise price equal to 10% above grant date market value. Also beginning with fiscal 2019 awards, options comprised at least 50% in value of each executive officer’s equity awards. For fiscal 2024, options comprised 65% of the value of the CEO’s awards and of the CFO’s awards. Additionally, the Committee eliminated a significant portion of benefits and perquisites provided to U.S.-based executive officers several years ago.

The Committee has solicited the input of our shareholders regarding our executive compensation program at every Annual Meeting since the 2010 Annual Meeting of Shareholders through a non-binding advisory “say on pay” proposal and will continue to seek shareholder input on our executive compensation, in accordance with the provisions of the Dodd-Frank Act, at the Annual Meeting. The following table shows the results of the “say on pay” vote by the Company’s shareholders for fiscal 2019 through 2023.

	2023	2022	2021	2020	2019
% of Shares voting on proposal in favor	92.23%	95.74%	96.59%	96.35%	98.41%
Votes for	81,238,272	83,487,034	70,427,202	71,550,687	71,956,904
Votes against	6,841,234	3,718,395	2,486,333	2,713,406	1,160,520
Abstentions	87,529	228,889	86,921	107,870	259,498
Broker non-votes	3,550,815	3,116,875	2,668,460	2,628,272	3,000,447

Recent Activity

Some of the recent executive compensation or related matters approved, decided, or supported by Committee include:

•	Increasing executive compensation to levels that better reflect those of the peer group and other industry groups after giving effect to the Cantel Medical and other acquisitions;

•	Providing continued vesting after “retirement” for equity awards made after May 30, 2023 to employees residing in the U.S. and a limited number of other countries;

44 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation Discussion and Analysis

•	Expanding the “clawback” rules applicable to the Company’s annual incentive compensation plan to reflect SEC/NYSE mandates;

•	Expanding the scope of the Company’s “officer” stock ownership Policy to include a number of key managers who are not officers;

•	Reviewing Employee Engagement survey results and causing such surveys to be conducted on an annual basis;

•	Including reviews of market trends and compensation education at each regular Committee meeting;

•

Expanding the Committee’s Charter authority to include responsibility for overseeing the Company’s human capital and work environment (including diversity, pay equity, HR-related ethics complaints, management development, succession planning, and other related areas of focus);

•	Assuming responsibility for the administration of the Cantel Medical 401(k) Plan and Cantel Medical equity plans. See “Cantel Plans” on page 72;

•	Approving a change in the strike price of stock option grants for executives, including the CEO, to require that option exercise prices be 110% of grant date fair market value; and

•	Eliminating for all U.S.-based executive officers virtually all benefits and perquisites not available generally to U.S. employees.

Roles and Responsibilities

The roles and responsibilities of our Compensation Committee, Compensation Consultant, CEO and other members of management with respect to compensation decisions are discussed throughout this Proxy Statement and in particular within this Compensation Discussion and Analysis. This collaborative process is summarized below.

Responsible Party	Primary Role and Responsibilities Relating to Compensation Decisions

Compensation Committee (Composed solely of independent, non-employee Directors and reports to the Board)

•  Oversees our executive compensation program, policies and practices, taking into account business goals and strategies, legal and regulatory developments and evolving best practices;

•  Approves performance goals for purposes of compensation decisions for our named executive officers;

•  Conducts an annual evaluation of the CEO’s performance in consultation with the full Board and determines his compensation;

•  Reviews and approves the CEO’s recommendations for compensation for the other named executive officers and senior executives, making changes when deemed appropriate; and

•  Approves all changes to the composition of the peer group used for compensation comparison purposes.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 45

Executive Compensation: Compensation Discussion and Analysis

Independent Consultant to the Compensation Committee (FW Cook)

•  Provides the Compensation Committee with analysis and advice pertaining to CEO and other executive compensation program design, including industry survey analysis, explanation of current and developing best practices and regulatory changes;

•  Recommends a relevant group of peer companies against which to benchmark the competitiveness and appropriateness of our CEO, executive and Director compensation;

•  Analyzes peer companies’ annual CEO and executive compensation to assist the Compensation Committee in determining the appropriateness and competitiveness of our CEO and executive compensation;

•  Reviews compensation disclosure materials;

•  Analyzes our compensation practices to assist the Compensation Committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the Company; and

•  Provides specific analysis and advice periodically as requested by the Compensation Committee.

Senior Management

•  The CEO recommends to the Compensation Committee annual compensation for the other named executive officers and senior executives based on his assessment of their performance and the Senior Vice President and Chief Financial Officer’s assessment of the performance of certain such persons;

•  Our CEO; Senior Vice President, General Counsel and Company Secretary and Senior Vice President and Chief Human Resources Officer, and other human resources and legal personnel, work with the Compensation Committee Chair to set agendas, prepare materials for Compensation Committee meetings, and generally attend meetings, as appropriate, and prepare meeting minutes; and

•  Our Senior Vice President and Chief Financial Officer also works with human resources personnel to prepare some of the materials for Compensation Committee meetings.

Compensation Consultant

Frederic W. Cook & Co., Inc. (“FW Cook”) serves as the Compensation Committee’s compensation consultant. For fiscal year 2024, as required by the NYSE listing standards, the Compensation Committee considered various independence factors and potential conflicts of interest with respect to the compensation consultant and found the compensation consultant to be independent and that no conflicts of interest existed.

46 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation Discussion and Analysis

Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. In addition, compensation of our named executive officers is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

Compensation Component	Description	Objectives
Base Salary	• Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skill set and market value.	• Provide a base level of compensation that corresponds to the job function performed.
Annual Incentive Compensation

•  “At-risk” compensation earned based on performance measured against pre-established annual goals.

•  Goals are based upon Company-wide financial results as well as goals personal to the executive’s position.

• Incentivize executives to achieve annual goals that ultimately contribute to long-term Company growth and shareholder return.
Equity Compensation

•  “At-risk” compensation in the form of restricted stock awards whose value fluctuates according to shareholder value and stock options with premium exercise prices whose value is solely dependent upon increases in share price.

•  Award vests based on continued service and/or, in some cases, age.

•  Service requirements generally equal or exceed peers and market.

• Align executive interests with those of shareholders. • Reward continuous service with the Company. • Incentivize executives to achieve goals that drive Company performance over the long-term.
Other Benefits and Perquisites	• Broad-based benefits provided to Company employees (e.g., health and group insurance), a defined contribution plan and other limited personal benefits where appropriate.	• Provide a total compensation package that is competitive with the marketplace and addresses unique needs and special situations.

The charts below illustrate the relative opportunities between fixed compensation, consisting of base salary, and variable compensation, consisting of bonus, stock options and restricted stock for fiscal 2024. The first chart shows the opportunity for the CEO and the second shows the average opportunities for the other named executive officers. Base salaries are those shown in the Fiscal 2024 Summary Compensation Table. Bonus amounts shown are actual bonuses for fiscal 2024. Values shown in the charts for restricted stock and stock option awards reflect the fair market value under

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 47

Executive Compensation: Compensation Discussion and Analysis

Financial Accounting Standards Board Accounting Standards, Codification (“FASB ASC”) topic 718 as of the effective dates of grant. Differences in pay mix between the named executive officers are driven by market median pay levels that are used to determine named executive officer target pay opportunities, consistent with the Company’s pay philosophy and objectives, as well as other factors such as performance, experience and the complexity and responsibilities of the position.

Pay Mix of Named Executive Officers FY 2024

Amounts shown in the first pie chart are for Mr. Carestio, and in the second are for Messrs. Tokich, Zangerle, and Majors and Ms. Fraser, and are based upon figures appearing in the Fiscal 2024 Summary Compensation Table that begins on page 63.

The realized value of variable compensation will depend upon actual Company performance.

Process for Determining Senior Management Compensation

In General

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management for the new fiscal year during the second half of the then current fiscal year. The Committee typically meets again early in the new fiscal year to evaluate the performance of the Company and our named executive officers, and based on that evaluation of Company performance and individual evaluations, to determine bonus amounts, if any, for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

For fiscal year 2024, the Company’s compensation consultant assisted with the annual compensation reviews for all named executive officers, providing historical and prospective views regarding total compensation for our executive officers. The consultant reports to the Committee for senior management compensation matters and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the consultant, as described below. The Committee generally targets the payment of base salaries, cash bonuses and equity compensation and total direct compensation within a general range of 15% above or below the market median of those components, while equity compensation is somewhat below the competitive range.

48 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation Discussion and Analysis

Actual bonus payments and realized equity values will vary based upon Company performance. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, peer and other industry compensation survey data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

Peer Group and Survey Data

The Committee and the Committee’s compensation consultant review market data relating to compensation to help assess the compensation of our senior executives, including each of the named executive officers. This review includes the consultant’s analysis of proxy data from certain healthcare equipment and healthcare supply companies and other companies in similar businesses to those of the Company in a size range of roughly one-third to three times that of the Company (see peer listing below), information derived from compensation surveys, including companies from healthcare and technology industries, and other executive compensation data obtained by the consultant. This data is adjusted by the consultant to reflect the Company’s relative size. Peer group data is used for executive pay comparison purposes for the Company’s CEO and CFO. The survey data also is utilized for executive pay comparison purposes for all of the named executive officers. We did not select the constituent companies included in the survey data, and the component companies’ identities were not a material factor in the applicable compensation analysis. The Committee evaluates this data with the assistance of its compensation consultant to develop for each executive position target ranges for base salary, incentive compensation (cash bonus), and long-term equity compensation, as well as total direct compensation. These target ranges reflect market median pay consistent with the Company’s pay philosophy.

In the third quarter of fiscal year 2023, FW Cook reviewed with the Committee the peer group proposed to be used for executive pay comparison purposes for the Company’s CEO and CFO for fiscal year 2024. The compensation consultant regularly reviews the group with the Committee to help ensure that the companies comprising the peer group continue to be appropriate. In selecting recommended peers, the compensation consultant focused on companies that are in the health care equipment and health care supplies industries and to a lesser extent, life sciences tools and services, markets reflective of the Company’s primary business and where we often compete for senior executive talent. Also, size measures considered to construct the peer group for fiscal year 2024 included:

•	Revenue between approximately $1.5 billion and $14.0 billion

•	Market capitalization between approximately $6.5 billion and $60.0 billion

•	Employees between 6,800 and 60,000

No specific relative weighting was given to any one of these factors in determining peers, although revenue and secondly market capitalization are considered the most important.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 49

Executive Compensation: Compensation Discussion and Analysis

As a result of this analysis, the consultant recommended that Hill-Rom Holdings, Inc. be removed from the peer group due to its acquisition by Baxter International and the resulting absence of compensation disclosure. The consultant also recommended that Boston Scientific and Edwards Lifesciences be added to the peer group based upon business content/industry and financial size ranges, and because they were also named as peers of the Company by certain proxy advisers. The proposed peer group for fiscal 2024 otherwise remained unchanged from that approved for fiscal year 2023. These recommendations were considered and approved by the Committee. As a consequence, the Company’s peer group for fiscal 2024 was comprised of the following:

• Agilent Technology	• Dentsply International, Inc.	• PerkinElmer, Inc.

• Baxter International	• Edwards Lifesciences	• ResMed, Inc.

• Bio-Rad Laboratories, Inc.	• Hologic, Inc.	• Teleflex Incorporated

• Boston Scientific	• IDEXX Laboratories, Inc.	• Waters Corporation

• The Cooper Companies, Inc.	• Mettler Toledo	• Zimmer Biomet

All of the peer group companies operate businesses generally similar to STERIS and to varying degrees met the Company’s peer group size criteria. On balance, STERIS’s actual or projected financial and other criteria at August 31, 2022 generally fell within a reasonable range around the peer group’s medians in terms of annual revenue (STERIS: $4.8 billion for trailing four quarters or 55th percentile), market cap (STERIS: $20.1 billion or 46th percentile) and employees (STERIS: 16,900 or 76th percentile).

The following table, which is based upon information provided by FW Cook, shows the metrics and the rankings of the Company relative to the new fiscal 2024 peer group at the end of August 2022 that were utilized for the selection of the fiscal 2024 peer group:

	Revenues (Trailing Twelve Months)	Market Cap (8/31/2022)	Employee Numbers
Median	$4.2 billion	$22.3 billion	15,000
Company	$4.8 billion	$20.1 billion	16,917
Company Percentile Rank	55%	46%	76%

It is expected that due to further increases in the Company’s size, as a result of acquisitions and otherwise, there will be additional peer group changes for future fiscal years.

50 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation Discussion and Analysis

2024 Compensation Decisions

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (cash bonus) and equity compensation) for all of the named executive officers is generally based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2024, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers, including:

• Consolidated Company as well as business unit financial performance;

• Prior individual performance and compensation;

• The complexity and scope of responsibilities of the officer’s position, as well as any changes in the officer’s role, responsibilities or duties;

• The officer’s overall experience as well as experience with STERIS;

• Market and survey data provided by the consultant;

• In the case of Mr. Carestio, as CEO, the Committee’s evaluation of his individual performance after receiving input from Committee members and the other non-executive Directors; and

• In the case of the other named executive officers, the CEO’s assessments and recommendations regarding individual performance.

Individual goals and objectives varied for each named executive officer based on his or her area of responsibility. Although these goals and objectives are all considered important, they are not assigned any particular weight for incentive compensation purposes. In fiscal year 2024:

•  Mr. Carestio’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, Customer relations, quality, new product introduction employee relations and retention, organizational development, safety performance, process improvement, investor relations, profit, cash flow, and return on invested capital (“ROIC”).

•  Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, regulatory compliance, acquisitions and divestitures and integration, information technology initiatives, employee relations and retention, business strategy initiatives, profit, cash flow and ROIC, and safety performance.

•  Mr. Zangerle’s individual goals and objectives related to acquisitions and divestitures and integration, legal and regulatory compliance, internal client relations and employee relations, development, retention, cost of legal and regulatory compliance, management of ESG functions, and safety performance.

•  Mr. Majors’s individual goals and objectives related to acquisitions and divestitures and integration, regulatory compliance, business unit financial performance, business unit organizational leadership, Customer relations, employee relations and retention, service quality leadership, profit, cash flow and ROIC, and safety performance.

•  Ms. Fraser’s individual goals and objectives related to the employee experience and value proposition and included the attraction and selection of high quality talent to support current and future business needs, supporting employee growth and development, fostering a Diverse, Equitable and Inclusive Work Culture, acquisitions and divestitures and integration, driving engagement through effective communications and attractive total rewards programs, and optimizing HR services and technology.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 51

Executive Compensation: Compensation Discussion and Analysis

As CEO, Mr. Carestio has the broadest complexity and scope of responsibilities, as he has oversight for all aspects of our operations. Our other named executive officers, as well as certain other senior managers, report directly to Mr. Carestio. As a result of these various factors, individual performance against these factors, the individual’s roles and scope of responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers and between other executives.

For fiscal year 2024, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of the incentive compensation. As a result, the Committee approved the fiscal year 2024 compensation described in the following pages for each of the named executive officers.

The Committee believes that our underlying executive compensation program has been appropriate to reflect annual financial performance, as well as rewarding and motivating behaviors that can create long-term shareholder value.

Base Salary

The payment of base salary is not directly tied to achievement of pre-established financial goals. The Committee considers a number of factors in determining base salary, including previous individual performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, and other public operating companies, the complexity and responsibility of the executive’s position, and the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. While the market median may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should generally fall within the range of plus or minus 15% of the market median for similar positions of public operating companies based on survey data. Based on these considerations and the Company’s fiscal year operating plan (including the Company’s planned merit increase budget), information from the consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. Changes in salary levels are generally effective at the end of the first fiscal quarter or beginning of the second fiscal quarter, with some exceptions for situations involving promotional increases. The Board of Directors also reviews the compensation actions of the Committee.

Mr. Carestio’s base salary increased by 6.26% for fiscal 2024. The increase was intended to further align Mr. Carestio’s base salary to market since becoming CEO. His base salary remained slightly below the median of peer companies and survey companies.

With respect to the other named executive officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Overview, including the evaluation and recommendation of the CEO regarding individual performance results, as well as peer and other survey data from the consultant, to assess base salaries for each officer.

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Executive Compensation: Compensation Discussion and Analysis

The following table reflects fiscal 2023 and 2024 base salaries earned by the named executive officers and paid by the Company and the percentage change in base salary earned by each named executive officer for fiscal 2024.

Name	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary	Percentage Change
Daniel A. Carestio	$969,862	$1,030,600	6.26%
Michael J. Tokich	$590,356	$613,770	3.97%
J. Adam Zangerle	$506,918	$536,475	5.83%
Cary L. Majors	$442,767	$488,250	10.27%
Mary Clare Fraser	$406,918	$434,180	6.70%

STERIS Annual Incentive Compensation (cash bonus)

The Company’s Management Incentive Compensation Plan (“MICP” or “Plan”) is generally designed to set target bonus opportunities to reflect the market median for comparable positions and to produce median cash bonus compensation if target results are achieved. Bonus opportunities also are structured to be sufficient to produce top quartile cash compensation when maximum goals are achieved.

In general, if threshold levels of performance are not exceeded, executives earn no bonus and their resulting compensation levels are in the bottom quartile. The foregoing performance to compensation relationships are all consistent with the Company’s pay-for-performance philosophy.

In fiscal 2024, all executive officers of the Company were selected by the Committee for participation in the MICP at or prior to the beginning of the fiscal year. Also at the beginning of the fiscal year, the Committee approved general metrics for the MICP for fiscal 2024 participants. These metrics are described below and were essentially the same measures as those utilized by the Company in prior years. An individual’s annual incentive compensation target (target bonus level) was expressed as a percentage of base salary received during the fiscal year. The incentive compensation target bonus level was based upon each participant’s level of responsibility.

Target bonus levels as a percentage of base salary received for fiscal 2024 were as follows for each named executive officer:

Name	Fiscal 2024 Target Level
Daniel A. Carestio	125.0%
Michael J. Tokich	75.0%
J. Adam Zangerle	75.0%
Cary L. Majors	70.0%
Mary Clare Fraser	65.0%

For fiscal 2024, the target bonus for Mr. Carestio was 125.0% of base salary received, which was around the median for the peer companies and below the median for the survey companies. This percentage reflects a slight increase from Mr. Carestio’s target percentage of 120% for fiscal 2023. The target bonus percentages for the other named executive officers were unchanged from fiscal 2023. The fiscal 2024 bonuses for each named executive officer were based on performance against full fiscal year 2024 financial objectives and could range from 0% to a maximum of 200% of target bonus based on actual performance. Per the MICP provisions, the Committee also had the ability to modify the bonuses of each named executive officer based upon performance against individual objectives.

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Executive Compensation: Compensation Discussion and Analysis

Financial targets were based on the Company’s operating plan financial metrics for the 2024 fiscal year, as reviewed with the Committee and approved by the Board. The Committee and the Board evaluate the annual operating plan and consider financial metrics important to shareholder value and that support the overall strength and success of the Company’s business. After consideration of the consultant’s compensation data, the recommendation of management, and approval of the Company’s operating plan, the Company financial performance metrics described below were identified and approved by the Committee to establish criteria for calculating bonus compensation targets under the Company’s incentive compensation plans.

Consistent with STERIS’s practices for the past several years, for fiscal year 2024 the Committee determined applicable financial metrics and weighting to be:

•	Earnings before interest and taxes (“EBIT”)—75% weighting, and

•

Free cash flow (which we define as cash flow from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment and intangibles)—25% weighting, excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, goodwill impairment charges, amortization and impairment of purchased intangible assets, loss from fair value adjustment of acquisition related consideration, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related transaction and integration expenses, pandemic-related charges, costs or expenses, and other special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses, and the effects of other such items. We chose the two metrics, EBIT and free cash flow, because we believe these two operating metrics are the most representative short-term measure of long-term shareholder value creation; we view EBIT as the key driver of our ultimate bottom line earnings and utilization of a free cash flow objective is intended to incent management to appropriately manage “non-income” cash/balance sheet items (in addition to earnings) like inventory, accounts receivable, accounts payable and capital spending.

Under the MICP, the fiscal year 2024 financial performance objectives were as follows: target performance for EBIT and free cash flow for 100% payout under the approved targets for the MICP for the year were $1,276.8 million and $713.2 million, respectively. Spending lower than planned capital expenditures was limited to $20 million to increase free cash flow for bonus purposes. Free cash flow payout percentage was limited to the EBIT payout percentage until EBIT exceeded $1,276.8 million.

The incentive compensation payable was capped at 200% of target, regardless of performance above the maximum performance level. To achieve the maximum performance level, EBIT of $1,404.5 million and free cash flow of $891.5 million would have been required.

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Executive Compensation: Compensation Discussion and Analysis

The following table shows achievement of financial objectives for fiscal 2023, as adjusted, as well as fiscal 2024 performance objectives (dollars in millions):

	Achievement for Prior Year Ending March 31, 2023	Performance Objectives for Year Ending March 31, 2024
		0% Threshold	100% Target	200% Maximum

Total Company EBIT	$1,170.0	$1,085.3	$1,276.8	$1,404.8

Free Cash Flow	$432.5	$534.9	$713.2	$891.5

Actual financial performance against Plan criteria for fiscal year 2024 was EBIT of $836.1 million on a U.S. GAAP basis and free cash flow of $620.3. Actual financial performance against the MICP criteria for fiscal year 2024, as such criteria were adjusted for the special items discussed above, was EBIT of $1,270.4 million and free cash flow of $639.7 million. This performance resulted in a weighted aggregate performance achievement of 87.2% against targeted Plan criteria for the year. The following table shows the financial metrics for the year and Plan financial attainment percentages for the same period for named executive officers (the EBIT financial metrics were largely consistent with the adjusted metrics contained in the Company’s announcement of its financial results for its fiscal 2024 fourth quarter and full fiscal year):

Year Ending March 31, 2024

	0% Threshold	100% Target	200% Maximum	Weighting	Twelve Months Adjusted	Attainment %	Weighting Attainment %

Total Company EBIT	$1,085.3	$1,276.8	$1,404.5	75%	$1,270.4	96.7	72.5

Free Cash Flow	$534.9	$713.2	$891.5	25%	$639.7	58.8	14.7

Total							87.2

A reconciliation of the EBIT and free cash flow used to determine the targets and actual achievement for the year ending March 31, 2024 is provided below:

Year Ending March 31, 2024	Total Company EBIT Actual (in millions)	Free Cash Flow Actual (in millions)

Metric, as reported	$836.1	$620.3

Adjustments for comparability:

Operating loss from discontinued operations of the Dental Segment	$(22.4)

Inventory and property “step up” to fair value	$11.1	—

Amortization of acquired intangible assets	$374.0	—

Acquisition and divestiture related transaction and integration expenses	$25.7	$18.7

Tax restructuring costs	$0.76	—

Restructuring	44.4	$0.7

Net loss on divestiture	$0.9	—

Less: capital expenditure savings limit	—	$—

Metric on comparable basis to target	$1,270.4	$639.7

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 55

Executive Compensation: Compensation Discussion and Analysis

Following the end of the fiscal year, the Committee reviewed the incentive compensation plan terms and criteria and approved bonuses calculated using an aggregate 87.2% financial achievement level based upon the adjusted financial metrics described above. After also considering individual performance (including business unit performance where applicable) against the objectives for each named executive officer described above in the “2024 Compensation Decisions” section of this Compensation Discussion and Analysis, the Committee approved the following incentive compensation awards for fiscal year 2024:

•	Daniel Carestio—payment of $1,123,539, based on performance against applicable plan criteria and personal goals and objectives for fiscal 2024 (87.2% of target bonus opportunity); and

•

Four other named executive officers—an aggregate payment of $1,296,631, based on performance against the applicable plan criteria and individual goals and objectives (individual bonus payouts were all 87.2% of target bonus opportunity).

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain employees critical to our continuing, long-term success, as well as providing employees significant alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a direct link between management and shareholders. Equity incentives are provided under the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”). The 2006 Plan was initially approved by shareholders of STERIS Corporation in July of 2006. The Plan has since been re-approved by shareholders and amended and restated on several occasions.

Most recently, the Plan was assumed, amended and restated by the Company effective March 28, 2019 in conjunction with the Redomiciliation and further amended more recently. Also, in connection with the Redomiciliation, all outstanding awards under the 2006 Plan in respect of Old STERIS ordinary shares were converted into equity awards for the same number of Ordinary Shares with the other terms and conditions of the awards remaining the same, except as otherwise required by law.

With respect to the amount and type of equity incentives provided to each recipient, the Committee generally considers its compensation consultant’s data regarding competitive trends and practices, the award recipient’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers and certain other executives, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (among stock options, stock appreciation rights, restricted shares, restricted share units and other types of equity awards) granted to each named executive officer, other corporate officers, and any other executives who report to the CEO, with input from the CEO and the Senior Vice President & CHRO.

For the past several years, long-term equity awards to each named executive officer have generally consisted of stock options and restricted stock. In keeping with the Company’s approach, the consultant has developed long-term equity award guidelines for consideration by the CEO and Committee for senior management. The CEO and Committee also consider other factors in determining award mix, including retention concerns and the executive’s current equity holdings compared to the Officer Stock Ownership guideline requirements (discussed subsequently) for Company stock, since stock options do not count toward the Officer Stock Ownership guidelines.

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Executive Compensation: Compensation Discussion and Analysis

The consultant’s long-term equity guidelines place more emphasis on options than restricted stock for the CEO and CFO and somewhat more emphasis for certain other executive officers, and generally equal emphasis for other executives. This is consistent with the Company’s pay-for-performance philosophy as all value earned through stock options is solely dependent upon an increase of our stock price, which reflects investors’ views on the Company’s financial performance and long-term prospects. The Committee believes that options provide a strong linkage to the Company’s performance because the executive benefits only if and to the extent the Company’s stock price increases and the vesting provisions help prevent executives from fully capitalizing on near-term increases in stock values. The 2006 Plan provisions prohibit stock options from being granted at option prices less than 100% of fair market value of the underlying shares on the grant date and prohibit options from being re-priced. Beginning in fiscal 2019, option prices for all executive and other employee stock option awards have been fixed at 110% of the grant date fair market value of the underlying stock.

The value of Mr. Carestio’s fiscal year 2024 equity grants increased by roughly 20%, but remained well below the median of the peer group data and survey data provided by the consultant. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Carestio’s long-term equity compensation is greater than the other named executive officers. The equity awards of the other named executive officers were increased by various lesser percentages.

As part of its oversight of the long-term equity award program, the Committee and management annually review data from the compensation consultant regarding the cost of the equity award program in terms of share usage and value transfer. The Company’s overhang from outstanding grants was near the median of its peer group at December 31, 2022, and as of the same date, total overhang (including that from shares available for future grant) was below the 25th percentile. The Company’s three-year average share usage was slightly above the peer group median for the period 2020 – 2022 and for fiscal 2021 to 2023, then year to date, was between the 25th percentile and peer median. The Company’s three-year average fair value transfer was near or below the 25th percentile of peers in absolute dollars, as a percentage of market capitalization and as a percentage of revenue. On balance, the consultant and Committee believe the Company has prudently managed the equity program in support of the shareholders’ interests.

Fiscal 2024 awards to the named executive officers under the 2006 Plan were as follows:

Name	Number of Restricted Shares	Number of Stock Options	Aggregate Award Fair Values ($)
Daniel A. Carestio	12,924	89,808	7,384,650
Michael J. Tokich	3,879	26,964	2,216,909
J. Adam Zangerle	3,471	19,480	1,735,302
Cary L. Majors	2,697	15,148	1,348,980
Mary Clare Fraser	2,313	12,984	1,156,525

For more information concerning these awards, see “Grants of Plan-Based Awards in Fiscal 2024” on page 64 and the “Narrative Supplement to the Fiscal 2024 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2024 Table” on page 65.

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Executive Compensation: Compensation Discussion and Analysis

Benefit Programs and Perquisites

Our named executive officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which also are available generally to employees in the United States. None of our executive officers have special retirement benefit arrangements such as supplemental retirement plans or excess or restoration retirement benefit plans.

Named executive officers and other senior employees may also participate in other benefit programs, including an employee relocation program and a Senior Executive Severance Plan (see page 70 for a description). The Company’s Senior Executive Severance Plan covers all of the named executive officers. Several years ago the Committee discontinued providing most allowances and other perquisites for executives.

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. The Company (including its subsidiaries) has no employment agreements with its executive officers.

The named executive officers are party to equity award agreements and covered by the Senior Executive Severance Plan and other plans described in the succeeding pages. These agreements and plans are discussed, in part, in the section of this Proxy Statement entitled “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.” The Committee believes that employment or other special agreements regarding senior management compensation for US-based executives should generally be limited to special circumstances.

Compensation Governance

We maintain several compensation governance best practices/policies, some of which are summarized in the table that begins on page 43. A more detailed discussion of certain of these practices appears below and other of these practices are mentioned in other portions of this Proxy Statement.

Risk Assessment

The Committee has reviewed and discussed with its compensation consultant, the Company’s employee compensation policies and practices, and determined that the same are not reasonably likely to have a material adverse effect on the Company.

This determination was based in part on a review of compensation practices and programs conducted by the Committee’s compensation consultant, FW Cook, and by management, with risk being evaluated from several perspectives, including pay mix, award time horizons, award limitations including caps, metric structure, metric alignment with business strategy, payout cliffs, and other practices or policies that mitigate risk-taking. Other risk mitigating factors reviewed included clawbacks, stock ownership guidelines, anti-hedging and pledging policies and equity grant practices, as well as more specific factors with respect to sales and service incentive plans.

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Executive Compensation: Compensation Discussion and Analysis

Practices Related to the Grant of Equity Awards

Under the Company’s practices, the approval of long-term equity incentive compensation for the Company’s regular annual equity awards (including the Company’s stock option and restricted stock grants to its named executive officers) is typically made early in each fiscal year (April or May). These grants are then made effective shortly after the date of filing of the Company’s 10-K filing for its prior fiscal year. The Compensation Committee generally fixes this grant schedule at such April or May meeting. Beginning with fiscal year 2020, pursuant to a new methodology approved by the Compensation Committee in fiscal 2019, share values to be utilized for annual awards are determined shortly before the grant date based upon Company share price averages over a predetermined period following the Company’s announcement of its prior year financial results. These values are then used in determining the number of options and restricted shares to be awarded to recipients, and values are not modified to reflect any subsequent increase or decrease in value of the Company’s stock between the end of the predetermined period and the effective date of the grant.

During fiscal 2024, the Company did not grant stock options (or similar awards) to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

Clawback and Related Provisions for Annual Incentive Compensation and 2006 Plan Equity Awards

The MICP contains “clawback” provisions. Under these provisions, if the Company’s financial statements for any fiscal year are required to be restated due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of a participant, the participant is required to forfeit or return, as applicable, at the request of the Board or Committee, all or a portion of the participant’s award. The amount to be recovered is the amount of the award in excess of that which would have been payable had the financial statements initially been filed as restated. The Company is entitled to obtain repayment by a variety of different methods.

The Committee expanded these rules by adopting a new clawback policy effective October 2, 2023 that is compliant with the new SEC/NYSE rules regarding clawback policies. This policy expands and supplements the existing Plan rules, but does not replace those rules.

The 2006 Plan (equity incentives) also contains forfeiture and recovery provisions for “Detrimental Conduct.” Detrimental Conduct includes acts of dishonesty intended to result in material personal gain or enrichment at the expense of the Company and other acts or conduct detrimental or prejudicial to the business, reputation, or other significant interest of the Company.

Restrictions on Securities Transactions

The Company maintains an Insider Trading Policy that restricts activities in or relating to Company securities by Directors, executive officers and employees and their respective related persons. These restrictions include advance clearance requirements for Directors, executive officers and certain other employees for all transactions as well as “blackout” provisions. The Insider Trading Policy also includes a blanket prohibition that prevents Directors, executive officers, employees and their respective related persons from purchasing financial instruments (including prepaid variable forward contracts, equity

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Executive Compensation: Compensation Discussion and Analysis

swaps, collars or exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, decreases in the market value of the Company’s securities, whether granted as part of compensation to, or otherwise held directly or indirectly by, such Director, executive officer, employee or their respective related persons. The Insider Trading Policy further prohibits other types of speculative transactions in Company securities, including short-term trading, short sales, option trading and pledging (including margin purchases of Company stock).

Officer Stock Ownership Policy

One of the primary objectives of the Company’s equity incentives is to build stock ownership among executives, thereby aligning their interests more closely with those of the shareholders. To reinforce this objective, the Committee first established stock ownership guidelines for senior managers of STERIS Corporation in 2006. The guidelines have been subsequently revised on several occasions, most recently to formalize the guidelines as a Policy and expand Policy coverage.

The Committee believes the Policy further aligns the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) and other key management members are required to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior managers to enhance shareholder value. The stock ownership requirements are expressed as a multiple of salary rather than a fixed number of shares, as was the case at one time. The Committee believes that this approach, which is consistent with the approach used in the Director Stock Ownership Guidelines, reflects prevailing market practices, and also has the benefit of adjusting for changing circumstances that should influence shareholding requirements. The following table outlines the required officer share ownership values at various levels within the Company, as defined by multiples of base salary for each person:

Position	Shareholding Requirements

CEO	6 times base salary

CFO	4 times base salary

Other Senior Vice Presidents	3 times base salary

Other Key Managers not covered above who are subject to Section 16(b) under the Securities Exchange Act or in Salary Grade Level “M” or above or are otherwise designated as such	2 times base salary

Other Key Managers in Salary Grade Level “L”	1 times base salary

The following share types are included under this Policy (stock options do not count toward share ownership):

•	Shares purchased/owned outright;

•	Shares acquired from exercised stock options (unexercised options are not counted); and/or

•	Unvested restricted shares and restricted shares that have vested.

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Executive Compensation: Compensation Discussion and Analysis

From the time a person achieves a position subject to the Policy, he or she has a five-year period to attain the applicable shareholding requirements. Likewise, if a person already subject to the Policy is promoted to a position with higher shareholding requirements, he or she has a five-year period in which to satisfy the higher requirements. A steady increase in share ownership over the five-year period is encouraged, subject to hardship exceptions. If the share ownership requirement is not achieved within the applicable five-year period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular person. Based on the closing price of the Company’s Ordinary Shares on the NYSE on March 28, 2024 and base salaries in effect at that date, the CEO and all of the other named executive officers satisfied the Policy.

Tax Deductibility of Compensation

Prior to the passage of Tax Cuts and Jobs Act of 2017 (the “TCJA”) on December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended the (“Code”) generally disallowed a tax deduction in publicly held companies for compensation paid to certain covered executive officers in excess of $1 million per officer, unless such compensation qualified as “performance-based.” Under the TCJA, the performance-based exception has been repealed with respect to taxable years beginning after December 31, 2017, subject to a special rule that “grandfathers” certain compensation paid pursuant to a written binding contract in effect as of November 2, 2017 that is not materially modified thereafter. As a result of TCJA, most of the compensation paid to our named executive officers in excess of $1 million per officer in a year will not be deductible. While the TCJA may limit the deductibility of compensation paid to our named executive officers, the Committee will—consistent with past practice—retain flexibility to design compensation programs and take such other actions it believes to be in the best long-term interests of the Company and our shareholders.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 61

Executive Compensation: Report of the Compensation and Organization Development Committee

Report of the Compensation and Organization Development Committee

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in STERIS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

Compensation and Organization Development Committee of the Board of Directors

Dr. Jacqueline B. Kosecoff – Chair

Christopher S. Holland

Paul E. Martin

Dr. Nirav R. Shah

62 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Compensation and Organization Development Committee Interlocks and Insider Participation

Compensation and Organization Development Committee Interlocks and Insider Participation

None of the members of the Board who served on the Compensation and Organization Development Committee during fiscal year 2024 was ever an officer or employee of the Company or of any of its subsidiaries. None of the members of the Board who served on the Compensation and Organization Development Committee during fiscal 2024 had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Tabular and Other Executive Compensation Disclosure

The persons named in the below table are referred to in this Proxy Statement as the “named executive officers.”

FISCAL 2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Daniel A. Carestio

President and CEO	2024	1,030,600	—	2,584,412	4,800,238	1,123,539	11,987	9,550,776
	2023	969,862	—	2,154,084	4,000,598	602,884	12,756	7,740,184
	2022	767,280	—	1,397,772	2,870,787	854,729	12,600	5,903,168

Michael J. Tokich

Senior Vice President and Chief Financial Officer	2024	613,770	—	775,684	1,441,226	401,456	11,758	3,243,894
	2023	590,356	—	512,834	1,538,630	229,615	18,637	2,890,072
	2022	555,800	—	557,762	1,676,075	454,782	15,377	3,259,796

J. Adam Zangerle

Senior Vice President, General Counsel, and Company Secretary	2024	536,475	—	694,096	1,041,206	350,896	11,742	2,634,415
	2023	506,918	—	769,251	769,215	196,875	14,657	2,256,916
	2022	445,180	—	794,046	938,626	339,864	14,988	2,532,704

Cary L. Majors

Senior Vice President and President, Healthcare	2024	488,250	—	539,319	809,661	298,157	10,543	2,145,930
	2023	442,767	—	486,465	487,189	160,731	12,108	1,589,260
	2022	415,180	—	519,137	519,944	316,932	2,262	1,773,455

Mary Clare Fraser

Senior Vice President and Chief Human Resources Officer	2024	434,180	—	462,531	693,995	246,122	11,701	1,848,529
	2023	406,918	—	461,005	461,569	136,875	11,954	1,478,321

(1)	Regular base salary earned.

(2)

The dollar amounts for fiscal 2024 reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant, representing the grant date fair value for purposes of FASB ASC Topic 718. For a discussion of specific restricted stock awards granted in fiscal 2024, see “Grants of Plan-Based Awards in Fiscal 2024” below and the narrative discussion that follows. Restricted stock recipients can vote their restricted shares and will receive cash dividend equivalent payments at the same times and amounts per share as all other shareholders receiving dividend payments.

(3)

The dollar amounts for fiscal 2024 reflect the grant date fair value under FASB ASC Topic 718 for option awards. The aggregate grant date fair value of option awards for fiscal 2024 is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the notes to our financial statements in our Form 10-K for the fiscal year ended March 31, 2024. For a discussion of specific option awards granted in fiscal 2024, see “Grants of Plan-Based Awards in Fiscal 2024” below and the narrative discussion that follows.

(4)	The dollar amounts for fiscal 2024 represent incentive compensation paid under the MICP.

(5)

The dollar amounts for fiscal 2024 include primarily (or only) employer matching contributions to Company 401(k) plan for all named executive officers (consisting of $11,957, $11,758, $11,712, $10,520 and $11,701, respectively, for Messrs. Carestio, Tokich, Zangerle and Majors and Ms. Fraser).

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 63

Executive Compensation: Tabular and Other Executive Compensation Disclosure

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)

Daniel A. Carestio

	5/31/2023	(2)	5/3/2023				12,924			2,584,412

	5/31/2023	(2)	5/3/2023					89,808	219.97	4,800,238

				0	1,288,461	2,576,922

Michael J. Tokich

	5/31/2023	(2)	5/3/2023				3,879			775,684

	5/31/2023	(2)	5/3/2023					26,964	219.97	1,441,226

				0	460,384	920,768

J. Adam Zangerle

	5/31/2023	(2)	5/3/2023				3,471			694,096

	5/31/2023	(2)	5/3/2023					19,480	219.97	1,041,206

				0	402,404	804,808

Cary L. Majors

	5/31/2023	(2)	5/3/2023				2,697			539,319

	5/31/2023	(2)	5/3/2023					15,148	219.97	809,661

				0	341,923	683,846

Mary Clare Fraser

	5/31/2023	(2)	5/3/2023				2,313			462,531

	5/31/2023	(2)	5/3/2023					12,984	219.97	693,995

				0	282,250	564,500

(1)

Amounts shown in these columns represent the annual incentive compensation opportunity under the Company MICP for fiscal 2024 for each named executive officer. See “Compensation Discussion and Analysis—Principal Components of Compensation for Named Executive Officers—Annual Incentive Compensation” above for more detail regarding these amounts. For purposes of these calculations, per the MICP provisions, compensation received during the fiscal year during each executive’s period of participation was utilized.

(2)	Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the 2006 Plan.

64 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Tabular and Other Executive Compensation Disclosure

NARRATIVE SUPPLEMENT TO THE FISCAL 2024 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024 TABLE

Vesting Schedule

Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four-year period, with full vesting four years after the date of grant. Historically, restricted stock awards to employee recipients generally cliff vested on the fourth anniversary of the grant date if the recipient remained in continuous employment through that date. Beginning with fiscal 2024 grants, Company restricted stock (and restricted stock units) generally cliff vest over a three year period after the grant date. However, employees who are grantees of restricted stock and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant and are employed in the U.S. or in a few other foreign jurisdictions, or employees who have 25 years of service at the time of grant or meet that criterion during the term of the grant, will be subject to installment vesting rules over the applicable vesting period. Awards made on or after May 31, 2023 to certain employees in the U.S. or a few other jurisdictions may provide for continued vesting after “retirement” (termination of employment more than 6 months after the award date either at or after age 55 with at least ten years of continuous service, or at or after age 65), if certain conditions are met. All outstanding unvested equity awards are subject to “double trigger” vesting and will not vest immediately upon a change of control unless the recipient does not receive a qualified replacement award. Stock options and restricted stock will vest immediately if the grantee dies while employed by the Company.

Forfeiture and Post-Employment Treatment

Generally the unvested portion of a stock option award (and the right to acquire the underlying shares) is forfeited at termination of employment (unless employment terminates on account of death or a qualifying termination following a change of control). Likewise, generally the vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock or options generally are forfeited at termination of employment, unless employment terminates on account of death or a qualifying termination following a change of control. Unvested equity awards are subject to “double trigger” vesting upon a change in control, as described above. Beginning with fiscal 2024 awards, employee awards in the U.S. and a few other jurisdictions will not be forfeited upon termination of employment and will continue to vest with respect to “retiring” employees as if the employees were still employed, subject to the satisfaction of several conditions. See “STERIS Equity Incentive Plan” beginning on page 70 for additional information.

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Shares. Dividend equivalents are payable on restricted stock units in the same amounts as dividends are payable generally from time to time on our outstanding shares.

Option Exercise Price

All recent stock option grants to executives and other employees have an exercise price of 110% of the NYSE Composite Transaction System closing price of our shares on the effective date of the grant. The effective date of the grant may not be earlier than the approval date. The 2006 Plan requires that the option price for any option not be less than the closing price of the Company’s shares on the NYSE Composite Transaction Reporting System on the effective date of grant.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 65

Executive Compensation: Tabular and Other Executive Compensation Disclosure

OUTSTANDING EQUITY AWARDS ON MARCH 31, 2024

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Daniel A. Carestio
	5/30/2017	4,500	0	77.07	5/30/2027
	5/31/2018	29,864	0	114.22	5/31/2028
	10/01/2018	9,468	0	125.58	10/01/2028
	5/31/2019	28,868	0	147.05	5/31/2029
	6/01/2020	20,082	6,694	182.22	6/01/2030
	6/02/2021	29,658	29,658	210.30	6/02/2031
	10/01/2021	9,460	9,460	228.36	10/01/2031
	6/02/2022	19,987	59,961	250.06	6/02/2032
	5/31/2023	0	89,808	219.97	5/31/2033
						6/01/2020	1,108	249,101
						6/02/2021	3,028	680,755
						10/01/2021	578	129,946
						6/02/2022	7,107	1,597,796
						5/31/2023	12,924	2,905,574
Michael J. Tokich
	5/30/2017	32,000	0	77.07	5/30/2027
	5/31/2018	46,664	0	114.22	5/31/2028
	5/31/2019	48,116	0	147.05	5/31/2029
	6/01/2020	33,354	11,118	182.22	6/01/2030
	6/02/2021	18,148	18,148	210.30	6/02/2031
	10/01/2021	4,730	4,730	228.36	10/01/2031
	6/02/2022	7,687	23,061	250.06	6/02/2032
	5/31/2023	0	26,964	219.97	5/31/2033
						6/01/2020	2,452	551,259
						6/02/2021	2,292	515,287
						10/01/2021	576	129,496
						6/02/2022	2,256	507,194
						5/31/2023	3,879	872,077
J. Adam Zangerle
	6/01/2016	15,000	0	69.72	6/01/2026
	5/30/2017	14,000	0	77.07	5/30/2027
	5/31/2018	21,536	0	114.22	5/31/2028
	5/31/2019	19,244	0	147.05	5/31/2029
	6/01/2020	13,626	4,542	182.22	6/01/2030
	6/02/2021	8,642	8,642	210.30	6/02/2031
	10/01/2021	4,098	4,098	228.36	10/01/2031
	6/02/2022	3,843	11,529	250.06	6/02/2032
	5/31/2023	0	19,480	219.97	5/31/2033
						6/01/2020	752	169,065
						6/02/2021	1,638	368,255
						10/01/2021	404	90,827
						6/02/2022	2,538	570,593
						5/31/2023	3,471	780,350
Cary L. Majors
	5/31/2018	4,932	0	114.22	5/31/2028
	5/31/2019	12,828	0	147.05	5/31/2029
	6/01/2020	10,758	3,586	182.22	6/01/2030
	6/02/2021	5,184	5,184	210.30	6/02/2031
	10/01/2021	1,892	1,892	228.36	10/01/2031
	6/02/2022	2,434	7,302	250.06	6/02/2032
	5/31/2023	0	15,148	219.97	5/31/2033
						6/01/2020	2,376	534,172
						6/02/2021	1,964	441,546
						10/01/2021	692	155,575
						6/02/2022	2,140	481,115
						5/31/2023	2,697	606,340

66 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Tabular and Other Executive Compensation Disclosure

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mary Clare Fraser
	6/02/2021	4,838	4,838	210.30	6/02/2031
	10/01/2021	1,892	1,892	228.36	10/01/2031
	6/02/2022	2,306	6,198	250.06	6/02/2032
	5/31/2023	0	12,984	219.97	5/31/2033
						8/04/2020	791	177,833
						6/02/2021	1,836	412,770
						10/01/2021	692	155,575
						6/02/2022	2,028	455,935
						5/31/2023	2,313	520,009

(1)

Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of Ordinary Shares on March 28, 2024 of $224.82 per share.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule

6/1/2016	25% exercisable on 6/1/2017, 6/1/2018, 6/3/2019 and 6/1/2020 (Zangerle)

5/30/2017	25% exercisable on 5/30/2018, 5/30/2019, 6/1/2020 and 6/1/2021 (Tokich, Carestio and Zangerle)

5/31/2018	25% exercisable on 5/31/2019, 6/1/2020, 6/1/2021 and 5/31/2022

10/1/2018	25% exercisable on 10/1/2019, 10/1/2020, 10/1/2021 and 10/3/2022

5/31/2019	25% exercisable on 6/1/2020, 6/1/2021, 5/31/2022 and 5/31/2023

6/1/2020	25% exercisable on 6/1/2021, 6/1/2022, 6/1/2023 and 6/3/2024

6/2/2021	25% exercisable on 6/2/2022, 6/2/2023, 6/3/2024 and 6/2/2025

10/1/2021	25% exercisable on 10/3/2022, 10/2/2023, 10/1/2024 and 10/1/2025

6/2/2022	25% exercisable on 6/2/2023, 6/3/2024, 6/2/2025 and 6/2/2026

5/31/2023	25% exercisable on 5/31/2024, 6/2/2025, 6/1/2026 and 6/1/2027

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 67

Executive Compensation: Tabular and Other Executive Compensation Disclosure

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule*

6/1/2020	100% on 6/3/2024 (Tokich and Majors)

6/1/2020	50% on 6/1/2022, 25% on 6/1/2023 and 25% on 6/3/2024 under 55/5 Rule (Zangerle)

6/1/2020	75% on 6/1/2023 and 25% on 6/3/2024 under 25 year Service Rule (Carestio)

8/4/2020	25% on 6/1/2021, 25% on 6/1/2022, 25% on 6/1/2023 and 25% on 6/3/2024 (Fraser)

6/2/2021	100% on 6/2/2025 (Majors and Fraser)

6/2/2021	75% on 6/3/2024 and 25% on 6/2/2025 under 55/5 Rule (Tokich)

6/2/2021	50% on 6/2/2023, 25% on 6/3/2024 and 25% on 6/2/2025 under 25 year Service Rule (Carestio)

6/2/2021	25% on 6/2/2022, 6/2/2023, 6/3/2024 and 6/2/2025 under 55/5 Rule (Zangerle)

10/1/2021	100% on 10/1/2025 (Majors and Fraser)

10/1/2021	75% on 10/1/2024 and 25% on 10/1/2025 under 55/5 Rule (Tokich)

10/1/2021	25% on 10/3/2022, 25% on 10/2/2023, 25% on 10/1/2024 and 25% on 10/1/2025 under 25 year Service Rule (Carestio)

10/1/2021	25% on 10/3/2022, 25% on 10/2/2023, 25% on 10/1/2024 and 25% on 10/1/2025 under 55/5 Rule (Zangerle)

6/2/2022	100% on 6/2/2026 (Majors and Fraser)

6/2/2022	50% on 6/3/2024, 25% on 6/2/2025 and 25% on 6/2/2026 under 55/5 Rule (Tokich)

6/2/2022	25% on 6/2/2023, 25% on 6/3/2024, 25% on 6/2/2025 and 25% on 6/2/2026 under 25 year Service Rule (Carestio)

6/2/2022	25% on 6/2/2023, 25% on 6/3/2024, 25% on 6/2/2025 and 25% on 6/2/2026 under 55/5 Rule (Zangerle)

5/31/2023	100% on 6/1/2026 (Majors and Fraser)

5/31/2023	33 1⁄3% on 5/31/2024, 33 1⁄3% on 6/2/2025 and 33 1⁄3% on 6/1/2026 (Tokich, Carestio and Zangerle)

*	All stock awards are restricted stock.

68 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Tabular and Other Executive Compensation Disclosure

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Daniel A. Carestio(3)
			3,324	672,844
			5,397	1,109,921
			289	62,279
Michael J. Tokich(4)
			2,780	555,916
J. Adam Zangerle(5)
			834	166,774
			752	152,219
			1,665	342,107
			202	43,531
Cary L. Majors(6)
			2,224	444,733
Mary Clare Fraser(7)
			791	160,114

(1)

Value realized on exercise equal to the difference between the market price (sale price on exercise date or closing price on exercise date, as applicable) of the option shares at exercise and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the shares on the date of vesting multiplied by the number of shares that vested on that date.

(3)	1,491 shares were withheld to cover the required tax withholding due on the vesting of the 3,324 restricted shares. These shares vested on June 1, 2023.

2,422 shares were withheld to cover the required tax withholding due on the vesting of the 5,397 restricted shares. These shares vested on June 2, 2023.

130 shares were withheld to cover the required tax withholding due on the vesting of the 289 restricted shares. These shares vested on October 2, 2023.

(4)	830 shares were withheld to cover the required tax withholding due on the vesting of the 2,780 restricted shares. These shares vested on May 31, 2023.

(5)	249 shares were withheld to cover the required tax withholding on 834 restricted shares. These shares vested on May 31, 2023.

225 shares were withheld to cover the required tax withholding on 752 restricted shares. These shares vested on June 1, 2023.

498 shares were withheld to cover the required tax withholding on 1,665 restricted shares. These shares vested on June 2, 2023.

61 shares were withheld to cover the required tax withholding on 202 restricted shares. These shares vested on October 2, 2023.

(6)	649 shares were withheld to cover the required tax withholding on 2,224 restricted shares. These shares vested on May 31, 2023.

(7)	236 shares were withheld to cover the required tax withholding on 791 restricted shares. These shares vested on June 1, 2023.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 69

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

We maintain various contracts, agreements, plans, and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits to executive officers following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in an executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company-maintained defined benefit pension plan. All named executive officers are eligible for participation in the STERIS Corporation 401(k) Plan, a defined contribution arrangement. The only other agreements concerning compensation to which any of the named executive officers are party or in which any of the named executive officers participate, that are not available generally to all our salaried employees, are described below.

Senior Executive Severance Plan

In connection with the Redomiciliation, the Company approved the STERIS plc Senior Executive Severance Plan (the “Senior Executive Severance Plan”). The Senior Executive Severance Plan replaced Old STERIS’s Senior Executive Severance Plan (“Predecessor Plan”). The Senior Executive Severance Plan covers all named executive officers and other senior employees of the Company and subsidiaries whose participation is approved by the Board or Compensation and Organization Development Committee of the Company. Under the Senior Executive Severance Plan, a participant who terminates employment for Good Reason (as defined in the Senior Executive Severance Plan), or whose employment is terminated other than for Cause (as defined in the Senior Executive Severance Plan), will be entitled to severance benefits. Generally, severance benefits will consist of severance pay equal to the participant’s annual base salary, prorated incentive compensation (bonus), and reimbursement for continuing medical and dental coverage. Payment of severance benefits is contingent on the participant’s execution of a release of claims in favor of the Company and its affiliates. If the termination is in conjunction with a Change in Control (as defined in the Senior Executive Severance Plan) and within specified time frames, the severance pay amount will equal two times the participant’s annual base salary. The Senior Executive Severance Plan or a participant’s participation in the Senior Executive Severance Plan may be terminated upon twelve months’ prior notice, with some limitations. A participant who is covered by both an agreement or other plan or arrangement providing benefits in the nature of severance and by the Senior Executive Severance Plan will be entitled to receive benefits under whichever provides for greater benefits, but not both.

STERIS Equity Incentive Plan

In conjunction with the Redomiciliation, the Company assumed and amended and restated the 2006 Plan, all effective March 28, 2018. Also in connection with the Redomiciliation, all outstanding 2006 Plan awards in respect of Old STERIS ordinary shares were converted into equity awards for the same number of Company Ordinary Shares, with the other terms and conditions of the awards remaining the same, except as otherwise required by law.

The Board has paramount authority for administration of the Plan. This authority has been largely delegated to the Board’s Compensation and Organization Development Committee (the “Compensation Committee”). The Plan also permits certain delegations to be made to or by the Chief Executive Officer with respect to matters not impacting Directors or executive officers.

70 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The 2006 Plan authorizes the issuance or grant of various stock and stock-related incentives, including stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units, performance shares and other stock awards and other awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, the Company’s shares or factors that may influence the value of its shares. Awards may be made to employees and non-employee directors. As of June 5, 2024, after giving effect to the Company’s regular annual equity award grants made on June 4, 2024, there were approximately 2,006,810 million Ordinary Shares remaining available for grant under the 2006 Plan. The aggregate 2006 Plan available share limit is reduced by the number of: (1) shares acquired pursuant to an option exercise, regardless of whether shares are tendered in payment of the option price; (2) shares withheld by STERIS to satisfy tax withholding obligations; and (3) shares covered by SARs to the extent the SAR is exercised and settled in shares, whether or not shares are actually issued upon exercise. Also, shares that are in effect repurchased by STERIS with option right proceeds will not increase the aggregate 2006 Plan share limit described above. The 2006 Plan provides that the number of shares underlying awards that expire or are forfeited will not reduce the number of shares available for issuance under the 2006 Plan.

Repricing of options and SARs is prohibited under the 2006 Plan without shareholder approval. The 2006 Plan also provides that no stock options or SARs may be granted with an exercise or base price less than the fair market value of Ordinary Shares on the date of grant. Beginning with the 2019 fiscal year, all stock option and SAR grants have an exercise price of 110% of the fair market value of Ordinary Shares on the grant date. 2006 Plan awards are made upon such terms as the Compensation Committee (or its delegate) may approve and are set forth in an evidence of award. Stock option awards to employees generally vest and become nonforfeitable in increments of 25% per year over a four-year period, with full vesting four years after the date of grant. Restricted stock and restricted stock unit awards to employee recipients made in fiscal 2023 and prior years generally cliff vest on the fourth anniversary of the grant date if the recipient remains in continuous employment through that date. Restricted stock and restricted stock unit awards made in fiscal 2024 generally cliff vest on the third anniversary of the grant date if the recipient remains in continuous employment through that date. However, certain employees in the U.S. and a few other jurisdictions who are grantees of restricted stock or restricted stock units and have attained age 55 and been employed for at least 5 years at the time of the grant or meet these criteria during the term of the grant, may be subject to annual installment vesting rules over the applicable four-year or three-year period. Also, employees who have at least 25 years of service at the time of grant or satisfy this requirement during the term of the grant, may be subject to annual installment vesting rules over the applicable four-year or three-year period.

In general, for awards made in fiscal 2023 and prior years, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants, restricted stock awards, and other equity incentive awards are immediately forfeited. However, unvested option grants (and SARs) and restricted stock awards (and restricted stock units) will become vested and nonforfeitable upon the recipient’s death while employed by STERIS and its subsidiaries. Also, stock options and SARs held by certain persons who are age 55 and have at least 5 years of service at termination, or who have at least 25 years of service at termination, may be exercisable for an extended period equal to the remaining term of the award, depending upon the jurisdiction. These extended exercise provisions are contingent upon the grantee remaining in Good Standing (as defined in the 2006 Plan) and are subject to the other 2006 Plan and award terms. If a recipient fails to remain in Good Standing, any outstanding stock options, restricted stock awards and other equity incentive compensation awards may be forfeited. Further, recipients in the U.S. and a few other jurisdictions may continue to vest in respect of awards granted on or after May 31, 2024 if the recipients “retire” as defined in the applicable award agreement and satisfy certain other conditions.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 71

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The 2006 Plan provides for “double trigger” vesting. Under these provisions, outstanding unvested equity awards will not vest upon a change in control unless the participant does not receive a qualifying replacement award. To qualify as a replacement award, the award must satisfy a number of criteria, including a requirement that the value of the replacement award be at least equal to the value of the award being replaced. The Board or Compensation Committee, as constituted immediately prior to the change in control, determines in its sole discretion whether the criteria have been satisfied. If a participant receives a qualifying replacement award, accelerated vesting will occur only to the extent the participant’s employment is terminated by the participant for Good Reason (as defined in the 2006 Plan) or by his or her employer other than for Cause or other Detrimental Activity (as defined in the 2006 Plan), within two years after the change in control. In general, a change in control includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company. The Redomiciliation did not constitute a change of control under the 2006 Plan.

In connection with the grant of stock options, restricted stock, restricted stock units and SARs under the 2006 Plan, award recipients agree to restrictive covenants that may include non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies the Company may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited.

Cantel Plans

Pursuant to the Company’s Merger Agreement (the “Cantel Merger Agreement”) for the acquisition of Cantel Medical (“Cantel” or “Cantel Medical”) the Company agreed that upon closing of the acquisition, the Company would assume the Cantel 2016 Incentive Plan and the Cantel 2020 Equity Incentive Plan (collectively the “Cantel Plans”) and the outstanding equity awards thereunder. These awards consisted solely of time-vesting restricted stock units and performance stock units. In accordance with the Cantel Merger Agreement provisions, all of these awards were converted at the closing to time-vesting restricted stock units of STERIS at the general stock exchange conversion ratio calculated in accordance with the Cantel Merger Agreement, with the conversion of performance stock units being based on target performance. In conjunction with the merger, the Board of the Company determined that no further awards would be made under the cantel plans and the Cantel Plans were amended accordingly, thereby permanently freezing the Cantel Plans. The last of the awards made under the Cantel Plans vested in May 2024.

Management Incentive Compensation Plan

The Company maintains the MICP, which covers most management employees of the Company and its subsidiaries. The CEO and all executive officers, including all of the named executive officers, were covered by the MICP, as described below, for fiscal 2024.

72 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The MICP provides annual incentive compensation to participants based upon achievement of financial and other objectives. Each MICP participant is assigned annually a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. Achievement is determined generally utilizing Company-wide financial metrics and financial objectives. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. In no case will the bonus payable to a participant exceed a cap of 200% of his or her target bonus. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she has remained in the employ of the Company through the end of that fiscal year, except to the extent a bonus payment may be otherwise contractually required.

Bonus payments are at the discretion of the Company’s Compensation and Organization Development Committee, which administers the MICP. The Compensation and Organization Development Committee reserves the discretion to modify, limit or deny any benefits that may otherwise be payable.

Bonus payments also may be subject to “clawbacks.” See “Clawback and Related Provisions for Annual Incentive Compensation and 2006 Plan Equity Awards” on page 59.

TABLES OF PAYMENT ESTIMATES

Introduction

The tables that follow estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 74.

Excluded Amounts

The amounts shown in the tables that follow do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, and distributions of plan balances under our 401(k) plan.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 73

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Daniel A. Carestio(1)

The table below describes those benefits to which Mr. Carestio would have been entitled under the Company’s Senior Executive Severance Plan (“Senior Executive Severance Plan”) and his equity awards under various scenarios, including change in control scenarios, as of March 29, 2024.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)

Severance Payment	$1,040,000	$0	$0	$2,080,000

Stock Options(3)	$0	$1,151,367	$0	$1,151,367

Restricted Stock(3)	$0	$5,563,171	$0	$5,563,171

Pro-Rata Bonus Payment	$1,123,539	$0	$0	$1,123,539

Medical and Dental Benefits	$28,392	$0	$0	$28,392

Totals(5)	$2,191,931	$6,714,538	$0	$9,946,469

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 29, 2024. The stock price used is the closing price of $224.82 on March 28, 2024, the assumed Termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Carestio will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for fiscal 2024 is $1,123,539. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Carestio will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Carestio’s actual bonus for 2024 is $1,123,539. The proration is 100% because the assumed termination date is the fiscal year end.

(5)

Amounts payable to the executive in the event of a Change in Control may be subject to reduction due to the operation of Sections 280G and 4999 of the Internal Revenue Code as provided for under the Senior Executive Severance Plan.

74 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Michael J. Tokich(1)

The table below describes those benefits to which Mr. Tokich would have been entitled under the Company’s Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 29, 2024.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)

Severance Payment	$618,000	$0	$0	$1,236,000

Stock Options(3)	$0	$867,911	$0	$867,911

Restricted Stock(3)	$0	$2,575,313	$0	$2,575,313

Pro-Rata Bonus Payment	$401,456	$0	$0	$401,456

Medical and Dental Benefits	$26,735	$0	$0	$26,735

Totals(5)	$1,046,191	$3,443,224	$0	$5,107,415

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 29, 2024. The stock price used is the closing price of $224.82 on March 28, 2024, the assumed Termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Tokich will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for fiscal 2024 is $401,456. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Tokich will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Tokich’s actual bonus for 2024 is $401,456. The proration is 100% because the assumed termination date is the fiscal year end.

(5)

Amounts payable to the executive in the event of a Change in Control may be subject to reduction due to the operation of Sections 280G and 4999 of the Internal Revenue Code as provided for under the Senior Executive Severance Plan.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 75

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

J. Adam Zangerle(1)

The table below describes those benefits to which Mr. Zangerle would have been entitled under the Company’s Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 29, 2024.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)

Severance Payment	$540,000	$0	$0	$1,080,000

Stock Options(3)	$0	$413,449	$0	$413,449

Restricted Stock(3)	$0	$1,979,090	$0	$1,979,090

Pro-Rata Bonus Payment	$350,896	$0	$0	$350,896

Medical and Dental Benefits	$18,770	$0	$0	$18,770

Totals(5)	$909,666	$2,392,540	$0	$3,842,205

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 29, 2024. The stock price used is the closing price of $224.82 on March 28, 2024, the assumed termination and Change in Control date.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Zangerle will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for fiscal 2024 is $350,896. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Zangerle will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Zangerle’s actual bonus for 2024 is $350,896. The proration is 100% because the assumed termination date is the fiscal year end.

(5)

Amounts payable to the executive in the event of a Change in Control may be subject to reduction due to the operation of Sections 280G and 4999 of the Internal Revenue Code as provided for under the Senior Executive Severance Plan.

76 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Cary L. Majors(1)

The table below describes those benefits to which Mr. Majors would have been entitled under the Company’s Senior Executive Severance Plan and his equity awards under various scenarios, including change in control scenarios, as of March 29, 2024.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)

Severance Payment	$500,000	$0	$0	$1,000,000

Stock Options(3)	$0	$301,503	$0	$301,503

Restricted Stock(3)	$0	$2,218,749	$0	$2,218,749

Pro-Rata Bonus Payment	$298,157	$0	$0	$298,157

Medical and Dental Benefits	$28,392	$0	$0	$28,392

Totals(5)	$826,549	$2,520,252	$0	$3,846,800

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 29, 2024. The stock price used is the closing price of $224.82 on March 28, 2024, the assumed Termination and Change in Control date. Severance payments and medical and dental benefits have been calculated using applicable foreign exchange closing rates on March 31, 2024.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Mr. Majors will be entitled to 12 months of severance payments based on his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Majors’ actual bonus for fiscal 2024 is $298,157. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Mr. Majors will be entitled to 12 months of severance payments based on a multiple of two (2) times his then current base salary, a pro-rata portion of his actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Mr. Majors’ actual bonus for 2024 is $298,157. The proration is 100% because the assumed termination date is the fiscal year end.

(5)

Amounts payable to the executive in the event of a Change in Control may be subject to reduction due to the operation of Sections 280G and 4999 of the Internal Revenue Code as provided for under the Senior Executive Severance Plan.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 77

Executive Compensation: Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

Mary Clare Fraser(1)

The table below describes those benefits to which Ms. Fraser would have been entitled under the Company’s Senior Executive Severance Plan and her equity awards under various scenarios, including change in control scenarios, as of March 29, 2024.

	Termination by the Company without Cause or Termination by the employee for Good Reason(2)	Change in Control without Termination and no Qualifying Replacement Award	Change in Control without Termination but with Qualifying Replacement Award	Change in Control and Termination by the Company without Cause or Termination by the employee for Good Reason(4)

Severance Payment	$437,000	$0	$0	$874,000

Stock Options(3)	$0	$133,220	$0	$133,220

Restricted Stock(3)	$0	$1,722,121	$0	$1,722,121

Pro-Rata Bonus Payment	$246,122	$0	$0	$246,122

Medical and Dental Benefits	$17,463	$0	$0	$17,463

Totals(5)	$700,585	$1,855,341	$0	$2,992,927

(1)

For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 29, 2024. The stock price used is the closing price of $224.82 on March 28, 2024, the assumed Termination and Change in Control date. Severance payments and medical and dental benefits have been calculated using applicable foreign exchange closing rates on March 31, 2024.

(2)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” in circumstances not involving a Change in Control, Ms. Fraser will be entitled to 12 months of severance payments based on her then current base salary, a pro-rata portion of her actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation of service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Ms. Fraser’s actual bonus for fiscal 2024 is $246,122. The proration is 100% because the assumed termination date is the fiscal year end.

(3)

All unvested outstanding stock options and restricted awards provide for double trigger vesting in Change in Control situations, meaning that if a change in control occurs and the employee receives a qualifying replacement award, there will be no accelerated vesting unless the employee’s employment terminates under specified circumstances. If the employee’s employment terminates on account of death, the employee also will be entitled to accelerated award vesting.

(4)

Pursuant to the Senior Executive Severance Plan, in the event of a “qualifying termination” within one (1) year following a change in control, Ms. Fraser will be entitled to 12 months of severance payments based on a multiple of two (2) times her then current base salary, a pro-rata portion of her actual bonus, and 12 months of medical and dental benefits. A “qualifying termination” is any separation from service other than by the Company for Cause (as defined) or by executive without Good Reason (as defined). Good Reason includes death or Disability (as defined). Ms. Fraser’s actual bonus for 2024 is $246,122. The proration is 100% because the assumed termination date is the fiscal year end.

(5)

Amounts payable to the executive in the event of a Change in Control may be subject to reduction due to the operation of Sections 280G and 4999 of the Internal Revenue Code as provided for under the Senior Executive Severance Plan.

78 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: CEO Pay Ratio

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, we have calculated our CEO pay ratio for our 2024 fiscal year. To prepare this year’s disclosure relating to fiscal 2024 pay, we did not repeat the identification process used for our 2022 fiscal year (similar to fiscal 2023), as described below, because there has again been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. As a result, under SEC rules, we were allowed to use last year’s median employee for purposes of this year’s pay ratio calculation and disclosure. We have used the median employee from fiscal 2023 for fiscal 2024.

De Minimis Exception

As of January 1, 2022, the Company and its subsidiaries had worldwide operations and employed approximately 16,600 people in 37 countries, with approximately 10,200 of our employees then located in the United States and 6,400 then located outside the United States. Our 2023 fiscal year median employee was identified from the population of all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries (other than the CEO) as of January 1, 2022, as described below. We were permitted to exclude employees outside the United States so long as the total number of excluded employees did not exceed 5% of the total Company group employee population. The decision regarding which employee populations to exclude was based primarily upon size of the local workforce. As a result, we gathered information from the following countries, which had a total workforce of approximately 15,800, or more than 95%, of our total employee population:

Canada	Germany	Mexico

China	Ireland	Netherlands

France	Italy	United Kingdom

Finland	Malaysia	United States

The following countries, which had a total workforce of 736 and a per country workforce as noted, were excluded:

Australia	36	India	66	Slovenia	35

Austria	1	Japan	22	South Africa	25

Belgium	13	Jordan	1	Spain	55

Brazil	62	Korea	2	Switzerland	62

Costa Rica	92	Lebanon	1	Thailand	93

Czech Republic	45	Poland	1	Turkey	1

Greece	20	Russian Federation	1	United Arab Emirates	5

Hong Kong	7	Saudi Arabia	2

Hungary	25	Singapore	63

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 79

Executive Compensation: CEO Pay Ratio

Consistently Applied Compensation Measure (“CACM”)

As permitted by Item 402(u) of Regulation S-K, which allows the median employee to be determined based upon any consistently applied compensation measure, we used federal taxable earnings (generally base wages, overtime pay, and cash bonuses and incentives) as reported by the relevant payroll processing systems for calendar year 2021 as our CACM. Where applicable, earnings were translated to the U.S. dollar equivalent based upon average exchange rates in effect during calendar year 2021.

We endeavored to exclude all employees whose employment terminated before January 1, 2022 and their compensation and were able to do so with respect to our largest employee bases in the United States and United Kingdom. However, we extracted data on an anonymous basis from approximately 25 payroll systems applicable to employees in the covered countries, not all of which provided the ability to exclude terminated employees from reporting using our chosen CACM. We also did not annualize compensation of newly hired full- and part-time employees who worked for us for less than the full calendar year.

Methodology and Pay Ratio

For fiscal 2024, the median employee’s annual total compensation was calculated in the same manner as the CEO’s annual total compensation was calculated in the Fiscal 2024 Summary Compensation Table.

Additionally, as permitted by the regulations, the employer-paid portion of the median employee’s health and dental insurance coverage was included in both the median employee’s compensation and the CEO’s compensation. The employer-paid portion of the CEO’s health and dental insurance coverage was not included in the Fiscal 2024 Summary Compensation Table amount.

As illustrated in the following table and based upon the considerations discussed above, we estimate that our fiscal 2024 CEO to median employee pay ratio is 141:1.

CEO to Median Employee Pay Ratio

	CEO	Median Employee

Annual Total Compensation	$9,570,957	$68,040

CEO to Median Employee Pay Ratio	141 :	1

We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company. Neither the Compensation and Organization Development Committee nor management of the Company use the pay ratio measure in making compensation decisions.

80 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Executive Compensation: Pay Versus Performance

Pay Versus Performance
We are providing the following information about the relationship between “compensation actually paid” to our named executive officers and certain financial performance as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K.
Please see the Compensation Discussion and Analysis on page 41 for additional information regarding our executive compensation program.

PAY VERSUS PERFORMANCE(1)

Year (a)	Summary Compen- sation Table (“SCT”) Total for PEO (Carestio) (b)	SCT Total for PEO (Rosebrough) (b)	Compensation Actually Paid to PEO (Carestio) (c)(2)	Compensation Actually Paid to PEO (Rosebrough) (c)(2)	Average SCT Total for Non-PEO Named Executive Officers (d)	Average Compen- sation Actually Paid to Non-PEO Named Executive Officers (e)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income – in thousands (h)(5)	EBIT – in thousands (i)(6)
							Total Share- holder Return (f)(3)	Peer Group Total Share- holder Return (g)(4)

2024	$9,550,776	—	$14,143,349	—	$2,468,192	$3,588,373	$171.77	$211.63	$378,239	$1,270,423

2023	$7,740,184	—	$2,167,818	—	$2,053,642	$15,524	$144.07	$176.92	$107,030	$1,170,001

2022	$5,903,168	$1,156,398	$11,823,596	$9,584,917	$2,354,427	$5,031,228	$178.09	$183.84	$243,888	$1,076,769

2021	—	$6,847,109	—	$20,016,406	$2,336,554	$5,591,256	$138.50	$167.11	$397,400	$699,380

(1)
Daniel A. Carestio was our principal executive officer (“PEO”) for the full year for fiscal 2024 and 2023 and from July 29, 2021 through the end of fiscal year 2022. Walter M Rosebrough, Jr. was our PEO for the full year for fiscal 2021 and from the beginning of fiscal year 2022 until July 29, 2021. For fiscal year 2024 and 2023, our non-PEO
named executive officers were Michael J. Tokich, J. Adam Zangerle, Cary L. Majors and Mary Clare Fraser. For fiscal 2022, our non-PEO
named executive officers were Michael J. Tokich, J. Adam Zangerle, Cary L. Majors and Andrew Xilas. For fiscal year 2021, our non-PEO
named executive officers were Daniel A. Carestio, Michael J. Tokich, J. Adam Zangerle and Cary L. Majors.

(2)
For each of fiscal 2024, 2023, 2022 and 2021 (each, a “Covered Year”), in determining both the “compensation actually paid” to our PEOs and the average “compensation actually paid” to our non-PEO named executive officers for purposes of this Pay Versus Performance table (“PVP Table”), we deducted from or added to the total amounts of compensation reported in columns (b) and (d) for such Covered Year the following amounts:

Notice of Annual Meeting of Shareholders
and 2024 Proxy Statement 81

Executive Compensation: Pay Versus Performance

Item and Value Added (Deducted)	2024	2023	2022	2021

For Daniel A. Carestio (as PEO)

- SCT “Stock Awards” column value	$(2,584,412)	$(2,154,084)	$(1,397,772)	—

- SCT “Option Awards” column value	$(4,800,238)	$(4,000,598)	$(2,870,787)	—

+ year-end fair value of outstanding equity awards granted in Covered Year	$9,135,555	$4,709,722	$7,347,026	—

+/- change in fair value of outstanding equity awards granted in prior years	$2,094,239	$(3,235,090)	$2,796,409	—

+ vesting date fair value of equity awards granted and vested in Covered Year	—	—	—	—

+/- change in fair value of prior-year equity awards vested in Covered Year	$696,910	$(950,771)	$12,373	—

- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—	—	—	—

+ includable dividends/earnings on equity awards during Covered Year	$50,518	$58,455	$33,179	—

TOTAL ADDED (DEDUCTED):	$4,592,573	$(5,572,366)	$5,920,428	—

For Walter M Rosebrough, Jr. (as PEO)

- SCT “Stock Awards” column value	—	—	—	$(1,468,984)

- SCT “Option Awards” column value	—	—	—	$(2,729,173)

+ year-end fair value of outstanding equity awards granted in Covered Year	—	—	—	$6,017,324

+/- change in fair value of outstanding equity awards granted in prior years	—	—	$8,482,009	$8,273,815

+ vesting date fair value of equity awards granted and vested in Covered Year	—	—	—	—

+/- change in fair value of prior-year equity awards vested in Covered Year	—	—	$(87,822)	$3,032,925

- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—	—	—	—

+ includable dividends/earnings on equity awards during Covered Year	—	—	$34,333	$43,391

TOTAL ADDED (DEDUCTED):	—	—	$8,428,519	$13,169,297

For Non-PEO Named Executive Officers (Average):

- SCT “Stock Awards” column value	$(617,907)	$(557,389)	$(527,733)	$(508,049)

- SCT “Option Awards” column value	$(1,096,527)	$(814,151)	$(843,644)	$(711,762)

+ year-end fair value of outstanding equity awards granted in Covered Year	$1,988,028	$1,058,610	$2,282,600	$1,712,974

+/- change in fair value of outstanding equity awards granted in prior years	$644,655	$(1,380,326)	$1,754,107	$2,185,114

+ vesting date fair value of equity awards granted and vested in Covered Year	—	—	—	—

+/- change in fair value of prior-year equity awards vested in Covered Year	$182,705	$(365,275)	$(5,442)	$551,610

- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—	—	—	—

+ includable dividends/earnings on equity awards during Covered Year	$19,277	$20,412	$16,913	$24,815

TOTAL ADDED (DEDUCTED):	$1,120,181	$(2,038,118)	$2,676,802	$3,254,702

82
Notice of Annual Meeting of Shareholders
and 2024 Proxy Statement

Executive Compensation: Pay Versus Performance

(3)
For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on
our Ordinary Shares measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing price on NYSE on March 31, 2020 through and including the last day of the Covered Year (each one-year,
two-year
and three-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered
Year-end
values of such investment as of the end of fiscal 2024, 2023, 2022 and 2021, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
For purposes of this Pay Versus Performance disclosure, our peer group is the Dow Jones U.S. Medical Supplies Index
(the “PVP Peer Group”). For each Covered Year, the PVP Peer Group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment for the PVP Peer Group
.

(5)	Net income is calculated in accordance with U.S. GAAP.

(6)
EBIT is a non-GAAP measure calculated as earnings before interest and taxes, excluding the effects of amounts related to certain special items, as described in the Compensation Discussion and Analysis. The financial metric is used in the determination of attainment percentages under our annual MICP plan. See the section in the Compensation Discussion and Analysis above titled “2024 Compensation Decisions” for more information.

Descriptions
of
Relationships Between Compensation Actually Paid
and
Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, (1) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of the PVP Peer Group, and (2) illustrations of the relationships between (A) the compensation actually paid (“CAP”) to the PEO, or in the case of fiscal 2022, the sum of CAP to both PEOs, and the average of the CAP to our non-PEO

named executive officers (in each case as set forth in the PVP Table above) and (B) each of the performance measures set forth in columns (f), (h) and (i) of the PVP Table above.

Notice of Annual Meeting of Shareholders
and 2024 Proxy Statement 83

Executive Compensation: Pay Versus Performance

Fiscal 2024 Tabular List
The following table lists all of the financial performance measures that we used to link compensation actually paid
to our named executive officers for
fiscal
2024 to our performance.

Financial Performance Measure:

EBIT

Free Cash Flow

84
Notice of Annual Meeting of Shareholders
and 2024 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION

Description of Director Compensation for Fiscal 2024

Non-employee Directors are compensated by the Company for their service as such for each term of office. Company employees serving as Directors are not compensated for their service as Directors.

For fiscal 2024, the Chairman of the Board was paid a retainer of $498,000 and each other non-employee Director was paid a retainer of $323,000. The retainers were paid in full at the beginning of the 2023-24 term of office. Retainer fees are fully vested immediately upon payment, regardless of the form in which paid.

Absent an election to the contrary, the $323,000 retainer fee was payable as follows to each Director (other than Mr. Martin, Dr. Alegria and Dr. Sohi) for fiscal 2024: $86,000 in cash, $118,500 in stock options and $118,500 in career restricted stock units (“CRSUs”). With respect to Dr. Sohi, as Chairman, his retainer was payable as follows: $123,000 in cash, $187,500 in stock options and $187,500 in CRSUs. However, Directors (other than Mr. Martin and Dr. Alegria) were permitted to elect to receive all or a part of the cash or option portions of the fee in Ordinary Shares or CRSUs and to elect to receive the CRSU portion of the fee in Ordinary Shares. Certain of the Directors made these elections described above. CRSUs are restricted stock units, with each unit representing a share of the Company’s stock.

Mr. Martin and Dr. Alegria, as newer Directors, had fewer available forms of compensation because they had not satisfied the Company’s Director Stock Ownership Guidelines at the start of their 2023-24 terms. Until such time as they satisfy the Guidelines, they receive their annual retainer in cash up to the maximum of $86,000 and remainder in CRSUs. New Directors are expected to satisfy these Guidelines within five years after beginning their Board service. Mr. Martin and Dr. Alegria have served on the Board for less than five years. New Directors who are elected to the Board mid-term receive a prorated amount of their fees in CRSUs.

The number of CRSUs or Ordinary Shares a Director is entitled to receive for each annual term will be determined based upon the dollar amount of the retainer fees elected to be received in CRSUs or Ordinary Shares, respectively, and the STERIS per share closing price on the NYSE on the effective date of grant. The number of options a Director is entitled to receive is determined based upon a Black-Scholes’ calculation, and the option price is the NYSE grant date closing price. A Director’s CRSUs will be settled in Ordinary Shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on Ordinary Shares. All equity awards to non-employee Directors vest immediately.

The Company also pays additional Chair fees to the Chairs of each standing Committee (the “Chair Fee”). The following Committee Chair Fees were paid for the 2023-2024 terms of office: Audit Committee Chair—$25,000; Compensation and Organization Development Committee Chair—$20,000; Nominating and Governance Committee Chair—$15,000; and Compliance and Technology Chair—$15,000. These fees were payable in cash, but each Chairperson could elect to receive all of his or her Chairperson Fee in one of the other forms of compensation.

In addition, each Director was paid a Committee membership fee for each Committee on which he or she served (other than as Committee Chair). These fees, which were payable in cash at the beginning of the term, were as follows: $12,000 for Audit Committee members, $7,500 for Compensation and Organization Development Committee members, and $6,000 per Committee for members of the other standing Committees.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 85

Non-Employee Director Compensation: Director Compensation Table for Fiscal 2024

Director Compensation Table for Fiscal 2024

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Dr. Esther M. Alegria	98,000	310,964	(5)	—	—	408,964

Richard C. Breeden	10,000	200,470		143,466	—	353,936

Cynthia L. Feldmann	113,000	118,388		118,456	—	349,844

Christopher S. Holland	105,500	118,388		118,456	—	342,344

Dr. Jacqueline B. Kosecoff	10,000	200,450		138,480	—	348,930

Paul E. Martin	105,500	236,775		—	—	342,275

Dr. Nirav R. Shah	99,500	118,388		118,456	—	336,344

Dr. Mohsen M. Sohi	66,000	250,305		187,427	—	503,732

Dr. Richard M. Steeves	16,000	200,470		133,493	—	349,963

(1)

These dollar amounts represent the portion of the annual retainer fee paid in cash for the 2024 fiscal year for all nonexecutive Directors. These dollar amounts also include Chair Fees, where applicable, and Committee member fees for the 2023-24 annual term.

(2)

These dollar amounts represent the portion of the annual retainer fee paid in stock (or Career Restricted Stock Units (“CRSUs”)) for the 2024 fiscal year, and where applicable, Chair Fees elected to be received in stock or CRSUs, and reflect the closing sales price per share of the Company’s stock on the New York Stock Exchange Composite Tape on the effective date of the grant, representing the grant date fair value for purposes of FASB ASC Topic 718. No stock awards were made to Directors for the aforesaid annual term; all dollar amounts shown in this column represent CRSUs. As of March 31, 2024, the following Directors held the following amounts of outstanding CRSUs: Dr. Alegria, 1,421 CRSUs; Mr. Breeden, 17,850 CRSUs; Ms. Feldmann, 7,147 CRSUs; Mr. Holland, 3,989 CRSUs; Dr. Kosecoff, 6,052 CRSUs; Mr. Martin, 3,581 CRSUs; Dr. Shah, 5,522 CRSUs; Dr. Sohi, 5,273 CRSUs and Dr. Steeves, 8,210 CRSUs.

(3)

These dollar amounts represent the portion of the annual retainer fees paid in options for the 2024 fiscal year, and where applicable, Chair Fees elected to be received in options, and reflect the grant date fair value of stock options granted in fiscal 2024 under FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in notes to our financial statements for the fiscal year ended March 31, 2024. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2024. As of March 31, 2024, the following Directors held the following outstanding options: Dr. Alegria, 0 options; Mr. Breeden, 32,870 options; Ms. Feldmann, 17,166 options; Mr. Holland, 1,544 options; Dr. Kosecoff, 19,979 options; Mr. Martin, 0 options; Dr. Shah, 5,467 options; Dr. Sohi, 35,855 options and Dr. Steeves, 14,580 options.

(4)	The aggregate amount of perquisites and other personal benefits did not exceed $10,000 in fiscal 2024 for any of the listed Directors.

(5)	Includes 371 CRSUs with a value of $74,189 paid in the 2024 fiscal year attributable to the portion of the 2022-23 term of office during which Dr. Alegria served on the Board of the Company.

86 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board’s non-employee director stock ownership guidelines (the “Guidelines”), require that each non-employee Director own Company Ordinary Shares with a value of at least six (6) times the cash portion of the annual Director fees payable to the Director (determined before giving effect to any election by the Director to receive fees in a different form). The cash portion of the annual Director fees for the 2023-24 term of office was $123,000 for the Chairman and $86,000 for each of the other non-employee Directors (determined before giving effect to any election by the Director to receive fees in other forms). A new Director has a period of five years from the date of initial appointment or election to satisfy the Guidelines. For purposes of the Guidelines, all shares held beneficially directly or indirectly by a Director and all CRSUs, if any, held by a Director will be counted; however, stock options are not counted for Guideline purposes. Based upon the number of shares and CRSUs held by each of our Directors as of April 29, 2024 and our share price of $205.42 per share as of the close of business on such date, each of our then current Directors, other than Dr. Alegria, satisfied the Guidelines as of such date. Dr. Alegria has until May 3, 2028 to satisfy the Guidelines.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 87

OWNERSHIP OF VOTING SECURITIES

Greater than 5% Owners

The following table furnishes information concerning all persons known to STERIS to beneficially own greater than 5% of the outstanding Ordinary Shares as of the dates indicated in the footnotes below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below. Percentages are based upon the number of Ordinary Shares outstanding as of May 3, 2024 (98,879,644).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,864,459(1)	12.00%

BlackRock Inc. 55 East 52nd Street New York, NY 10022	10,135,140(2)	10.25%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	5,811,818(3)	5.88%

(1)

Based solely upon information contained in an amended Schedule 13G filed with the SEC on February 13, 2024, which Schedule specifies that The Vanguard Group had sole voting power with respect to no Ordinary Shares, shared voting power with respect to 122,159 Ordinary Shares, sole dispositive power with respect to 11,448,196 Ordinary Shares and shared dispositive power with respect to 416,263 Ordinary Shares.

(2)

Based solely upon information contained in a Schedule 13G filed with the SEC on February 9, 2024, which Schedule specifies that BlackRock Inc. had sole voting power with respect to 9,454,405 Ordinary Shares, shared voting power with respect to no Ordinary Shares, sole dispositive power with respect to 10,135,140 Ordinary Shares and shared dispositive power with respect to no Ordinary Shares.

(3)

Based solely upon information contained in a Schedule 13G filed with the SEC on February 9, 2024, which Schedule specifies that Massachusetts Financial Services Company had sole voting power with respect to 5,635,757 Ordinary Shares, shared voting power with respect to no Ordinary Shares, sole dispositive power with respect to 5,811,818 Ordinary Shares and shared dispositive power with respect to no Ordinary Shares.

88 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Ownership of Voting Securities: Stock Ownership of Directors and Executive Officers

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Ordinary Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of May 3, 2024, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of May 3, 2024(1)

Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of May 3, 2024	Total Stock- Based Ownership

Daniel A. Carestio	46,976	215,849	262,825

Michael J. Tokich	46,017	225,319	271,336

J. Adam Zangerle	30,283	117,565	147,848

Cary L. Majors	13,460	50,427	63,887

Mary Clare Fraser	9,328	17,007	26,335

Dr. Esther M. Alegria	—	—	—

Richard C. Breeden(3)	55,212	32,870	88,082

Cynthia L. Feldmann(4)	9,368	17,166	26,534

Christopher S. Holland	67	1,544	1,611

Dr. Jacqueline B. Kosecoff(5)	26,639	19,979	46,618

Paul E. Martin	—	—	—

Dr. Nirav R. Shah	292	5,467	5,759

Dr. Mohsen M. Sohi	22,361	35,855	58,216

Dr. Richard M. Steeves	—	14,580	14,580

All Directors, Nominees, and Executive Officers as a group (19 persons)	290,671	840,566	1,131,237

(1)

As of May 3, 2024, (a) none of our directors and executive officers beneficially owned 1% or more of our outstanding Ordinary Shares, and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 1% of the outstanding Ordinary Shares (including shares subject to stock options exercisable by them within 60 days after May 3, 2024).

(2)

Included are (a) Ordinary Shares beneficially owned outright; (b) restricted Ordinary Shares; (c) Ordinary Shares held in the Company’s 401(k) plan, and Ordinary Shares held through trusts. Except as otherwise provided in the following footnotes, all listed Beneficial Owners have sole voting power and sole investment power as to the Ordinary Shares listed in this column.

(3)

Richard C. Breeden is the managing member of Breeden Capital Partners LLC, and managing member and chairman and chief executive officer of Breeden Capital Management LLC. Breeden Capital Partners LLC is in turn the general partner of Breeden Partners L.P. (the “Fund”). Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Mr. Breeden in his capacity as managing member, as well as chairman and chief executive officer of Breeden Capital Management LLC, may be deemed to be the indirect beneficial owner of Ordinary Shares owned by the Fund and its General Partner, and may be deemed to have beneficial ownership of all 27,242 such shares. Mr. Breeden has disclaimed beneficial ownership of 1,359 Ordinary Shares, which Ordinary Shares are held by Breeden Partnership LLP. All of the shares described in this note are included in the first column for Mr. Breeden.

(4)	8,663 of the Ordinary Shares listed in the first column are held in a trust with respect to which Ms. Cynthia Feldmann has shared voting power and shared investment power.

(5)	With respect to the Ordinary Shares listed in the first column, Dr. Jacqueline Kosecoff has shared voting power and shared investment power as to 26,639 Ordinary Shares.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 89

Ownership of Voting Securities: Shares and Career Restricted Stock Units

Shares and Career Restricted Stock Units

The following table sets forth ownership of Ordinary Shares and CRSUs by non-employee directors, as of May 3, 2024:

	Total Number of Shares Beneficially Owned by and CRSUs of Non-Employee Directors as of May 3, 2024

Name of Beneficial Owner	Total Stock-Based Ownership(1)	STERIS CRSUs	Total Stock-Based Ownership Including CRSUs

Dr. Esther M. Alegria	—	1,421	1,421

Richard C. Breeden	88,082	17,850	105,932

Cynthia L. Feldmann	26,534	7,147	33,681

Christopher S. Holland	1,611	3,989	5,600

Dr. Jacqueline B. Kosecoff	46,618	6,052	52,670

Paul E. Martin	—	3,581	3,581

Dr. Nirav R. Shah	5,759	5,522	11,281

Dr. Mohsen M. Sohi	58,216	5,273	63,489

Dr. Richard M. Steeves	14,580	8,210	22,790

All Non-Employee Directors as a Group (9 persons)	241,400	59,045	300,445

(1)

Included are all Ordinary Shares owned directly or indirectly as well as stock options that are exercisable within 60 days of May 3, 2024. All numbers included in the first column are from column 3 of the table that immediately precedes this table.

90 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

Shareholders may nominate individuals for election to the Board of Directors to fill a vacancy or as additional directors, subject to the limit on the number of total directors fixed by the Board in accordance with our Articles. Any such nomination must be made timely and in writing and otherwise in accordance with the requirements of our Articles referred to in the “Shareholder Proposals” section of this Proxy Statement, as well as certain other provisions of our Articles, portions of which are summarized below. Such summary is qualified by reference to, and is subject to, the full text of the Articles. Any proposals that do not meet such requirements or those of the Exchange Act (and the rules and regulations thereunder) will be declared out of order and will not be considered at the applicable annual or extraordinary general meeting.

Shareholder proposals under the Articles to propose nominees for election to the Board of Directors to fill a vacancy or as additional directors must contain all the information required by our Articles and all information listed below, which information must be updated by the shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

The Articles governing shareholder proposals or time for receiving them shall not be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s Proxy Statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Certain Required Information Regarding the Recommending Shareholder

1.

The name and address of the shareholder and its “Shareholder Associated Persons” (as defined in the Articles) recommending the director nominee for consideration as that information appears on our records, the class and number of shares owned directly and indirectly by the shareholder and its Shareholder Associated Persons;

2.	Any “Derivative Instrument” (as defined in the Articles) owned directly or indirectly by such shareholder or Shareholder Associated Persons, if any;

3.

Any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Persons, if any, have the right to vote any class or series of shares of the Company;

4.

Any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Persons, if any, with respect to any class or series of the shares of the Company, or Short Interest (as defined in the Articles);

5.

Any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

6.

Any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such shareholder(s), and such Shareholder Associated Persons, if any;

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 91

Shareholder Nominations of Directors and Nominee Criteria

7.

Any other information relating to such shareholder(s) or Shareholder Associated Persons, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

8.

To the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Persons, if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

Information Required Regarding the Nominee Director

1.

All information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected;

2.

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person, on the one hand, and each nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder(s) making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

3.

A written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance if elected as a Director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership, and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

92 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Shareholder Nominations of Directors and Nominee Criteria

In evaluating director nominees, the Nominating and Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Nominating and Governance Committee will consider the entirety of each director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Nominating and Governance Committee will consider all information provided that it deems is relevant to a director nominee’s nomination for election as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any director nominee.

Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the director nominee to the Board of Directors. The Committee will consider director nominees nominated by shareholders on the same basis as proposed director candidates from other sources, subject to the procedures described herein and in the Company’s Articles.

Provided that applicable requirements of the Company’s Articles have been satisfied, a resolution for the election of any such director nominee will be set out in the applicable notice of the annual general meeting and the form of proxy sent to shareholders on behalf of the Board of Directors irrespective of the Committee’s recommendation with respect to such nominee.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Nominating and Governance Committee generally does not consider recommendations for director candidates submitted by other constituencies. In order to preserve its impartiality, the Nominating and Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the nomination procedures set forth above.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 93

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at annual or extraordinary general meetings of shareholders, the Nominating and Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Nominating and Governance Committee for further consideration. Upon submission of a shareholder proposal to the Nominating and Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors with respect to the proposal. This evaluation by the Nominating and Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles, as amended from time to time, (c) legal requirements, including requirements under applicable laws and regulations, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Nominating and Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Nominating and Governance Committee or the management designees, as the Nominating and Governance Committee may deem appropriate.

Shareholder Proposals for the 2025 Annual General Meeting of Shareholders

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2025 annual general meeting must submit their proposals to the Company’s registered office at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland, Attention: Company Secretary. The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2025 annual general meeting is expected to be February 12, 2025. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our Proxy Statement.

In accordance with the Company’s Articles, and without prejudice to the rights of a shareholder of record under applicable law, in order to nominate a candidate for election to fill a vacancy or as an additional director or to properly bring other business before the 2025 annual general meeting, a shareholder’s notice with the proposed resolution for the matter the shareholder wishes to present must be delivered to the Company’s registered office at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland, Attention: Company Secretary, not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our Articles (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 3, 2025 and no later than May 3, 2025 to be considered at the 2025 annual general meeting and included in the notice of annual general meeting and the Board of Director’s form of proxy for the 2025 annual general meeting.

94 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

Shareholder Proposals

However, if the date of the 2025 annual general meeting is more than 30 calendar days before or more than 60 calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to the 2025 annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to the 2025 annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of the 2025 annual general meeting is first made by the Company provided that in no event shall any adjournment of an annual general meeting or the public announcement thereof commence a new time period for the giving of such shareholder’s notice.

In addition to satisfying the requirements under our Articles, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than STERIS’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s), which notice must be postmarked or transmitted electronically to us at our principal executive offices not later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2025 annual general meeting, not later than June 2, 2025). If the date of the 2025 annual general meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting is first made.

Shareholders’ Rights to Call a General Meeting

In addition to the SEC and Articles processes described above, our shareholders have the right at law to requisition the Board to call a meeting of our shareholders. Section 178(3) to (7) of the Irish Companies Act generally requires the directors to call a general meeting once we have received requests to do so from shareholders representing at least 10% of our issued, paid-up shares entitled to vote at a general meeting. These provisions are mandatory under the Irish Companies Act and cannot be waived by our shareholders.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 95

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

96 Notice of Annual Meeting of Shareholders and 2024 Proxy Statement

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 1, 2024

This Proxy Statement, our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2024, which includes financial statements of the Company for the fiscal year then ended, and the Company’s Irish Statutory Accounts are available free of charge at www.proxyvote.com if you are a shareholder of record. The Proxy Materials are also available free of charge in the “Online IR Kit” in the “Shareholder Resources” section of steris-ir.com.

Multiple Proxy Materials

If you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future, please notify your broker or contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling toll-free at 866-540-7095, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or email us at Investor Relations, STERIS plc, at the email address below.

For information on how to obtain directions to be able to attend the 2024 Annual Meeting and vote in person, please contact Investor Relations at julie_winter@steris.com.

By Order of the Board of Directors,

J. ADAM ZANGERLE

Company Secretary

June 12, 2024

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement 97

APPENDIX A

NON-GAAP MEASURES AND RECONCILIATION

Non-GAAP Financial Measures. Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measures used may be calculated differently from, and therefore may not be comparable to, a similarly-titled measure used by other companies.

	Twelve months ended March 31, (unaudited)

	Net Income attributable to shareholders (in thousands)		Diluted EPS

	2024	2023	2024	2023
GAAP	$378,239	$107,030	$3.81	$1.07
Adjustments:
Net impact of adjustments after tax*	$499,389	$715,187
Net EPS impact			$5.02	$7.13
Adjusted	$877,628	$822,217	$8.83	$8.20

*

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomciliation and tax restructuring costs, gains and losses related to divestitures, impairment of goodwill, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses. The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

The following table presents a financial measure that is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,

	2024	2023

	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow (in thousands):
Cash flows from operating activities	$973,274	$756,947
Purchases of property, plant, equipment, and intangibles, net	(360,326)	(361,969)
Proceeds from the sale of property, plant, equipment, and intangibles	7,381	14,587
Free Cash Flow	$620,329	$409,565

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement A-1

STERIS plc 70 SIR JOHN ROGERSON’S QUAY DUBLIN 2, IRELAND (COMPANY NUMBER 595593)

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Please Note: The cut off for voting by proxy is 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Please Note: The cut off for voting by proxy is 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to arrive by 4:59 a.m. Dublin Time on Wednesday, July 31, 2024 (11:59 p.m. Eastern Daylight Saving Time on Tuesday, July 30, 2024). Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. All proxy cards received will be forwarded to the Company’s registered office in Ireland electronically.

401(K) PLAN PARTICIPANTS

Your voting instructions must be received no later than 4:59 a.m. Dublin Time on Saturday, July 27, 2024 (11:59 p.m. Eastern Daylight Saving Time on Friday, July 26, 2024).

Use any of the voting methods above to submit your voting instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V51863-P14001-Z87797	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERIS plc

The Board of Directors recommends you vote “FOR” all of the nominees listed below:

1.	Re-election of Directors
	Nominees:		For	Against	Abstain

	1a.	Dr. Esther M. Alegria	☐	☐	☐

	1b.	Richard C. Breeden	☐	☐	☐

	1c.	Daniel A. Carestio	☐	☐	☐

	1d.	Cynthia L. Feldmann	☐	☐	☐

	1e.	Christopher S. Holland	☐	☐	☐

	1f.	Dr. Jacqueline B. Kosecoff	☐	☐	☐

	1g.	Paul E. Martin	☐	☐	☐

	1h.	Dr. Nirav R. Shah	☐	☐	☐

	1i.	Dr. Mohsen M. Sohi	☐	☐	☐

	1j.	Dr. Richard M. Steeves	☐	☐	☐

The Board of Directors recommends you vote “For” all of the following proposals.		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2025.	☐	☐	☐
3.	To appoint Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law to hold office until the conclusion of the Company’s next annual general meeting.	☐	☐	☐
4.

To authorize the Board of Directors of the Company or the Audit Committee of the Board of Directors to determine the remuneration of Ernst & Young Chartered Accountants as the Company’s statutory auditor under Irish law.

		☐	☐	☐
5.

To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the disclosure rules of the U.S. Securities and Exchange Commission, including the compensation discussion and analysis and the tabular and narrative disclosure contained in the Company’s proxy statement dated June 12, 2024.

		☐	☐	☐
6.	To approve a proposal renewing the Board of Director’s authority to issue shares under Irish law.	☐	☐	☐
7.	To approve a proposal renewing the Board of Director’s authority to opt-out of statutory pre-emption rights under Irish law.	☐	☐	☐
8.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: A corporation may execute a form of proxy under the hand of a duly authorized officer, director, attorney or other person. Any power of attorney or any other authority under which this proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it; however, if the shareholder votes at the meeting or adjournment, the shareholder’s proxy will be automatically revoked. A form of proxy shall be valid for any adjournment of the meeting. Please sign exactly as name appears above, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2024 Annual General Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy/voting instruction card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to

be held on August 1, 2024:

The Notice and Proxy Statement, Fiscal 2024 Annual Report, and Directors’ Report and

Consolidated Financial Statements for the Year Ending March 31, 2024 are available at www.proxyvote.com.

ê	Sign and date the proxy/voting instruction card on the reverse side.	ê
Please fold and detach proxy card at perforation before mailing.

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V51864-P14001-Z87797

STERIS plc

SHAREHOLDER’S PROXY AND VOTING INSTRUCTION CARD

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 1, 2024

This Proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Dr. Mohsen M. Sohi, Daniel A. Carestio, Michael J. Tokich, and J. Adam Zangerle, and each of them, with full power of substitution, as proxies (the “Proxies”), and authorize(s) the Proxies to represent such shareholder(s) and to vote all the ordinary shares in STERIS plc (the “Company”) which the shareholder(s) would be entitled to vote, in the manner directed on the reverse side of this card, on Proposals 1 through 7 and in the discretion of the Proxies with respect to such other business as may properly come before the meeting. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If direction is not given but the card is properly executed, this proxy will be voted “FOR” the election of all nominees under Proposal 1, “FOR” Proposals 2, 3, 4, 5, 6 and 7, and in the discretion of the Proxies with respect to such other business as may properly come before the meeting.

SPECIAL INFORMATION for participants in the STERIS Corporation 401(k) Plan (“Plan”): This proxy also provides voting instructions for shares held on the record date for the Annual General Meeting by Vanguard Fiduciary Trust Company (“Vanguard”),* as trustee of the Plan. If you are a participant in the Plan, this paragraph (and not the paragraph above) applies with respect to voting the Plan shares. By marking and returning this card, you will direct Vanguard (i) how to vote the ordinary shares allocated to the account in the Plan and (ii) how to vote a portion of the ordinary shares allocated to the accounts of other participants in the Plan who have not submitted voting instructions by the voting deadline. If Vanguard receives your properly marked and executed card on or before 4:59 a.m. Dublin Time on Saturday, July 27, 2024 (11:59 p.m. Eastern Daylight Saving Time on Friday, July 26, 2024) the (“401(k) Deadline”), Vanguard will vote these shares in the manner directed by you. If direction is not received or not received until after the 401(k) Deadline, Vanguard will vote these Plan shares in the same proportion as the final aggregate vote of the Plan participants who submitted timely votes on the matter.

This proxy is solicited on behalf of the Board of Directors pursuant to a separate Notice of 2024 Annual General Meeting and Proxy Statement dated June 12, 2024, receipt of which is hereby acknowledged. OUR BOARD OF DIRECTORS CONSIDERS THAT ALL THE RESOLUTIONS TO BE PUT TO THE MEETING ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AS A WHOLE. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH RESOLUTION.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

*Vanguard Fiduciary Trust Company, in its capacity as trustee or custodian, has appointed Broadridge as agent to tally the vote.